UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

PriceSmart, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.    Title of each class of securities to which transaction applies:

2.    Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.    Proposed maximum aggregate value of transaction:

5.    Total fee paid:

☐    Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.    Amount Previously Paid:

2.    Form, Schedule or Registration Statement No.:

3.    Filing Party:

4.    Date Filed:

PROXY STATEMENT F0R 2022

ANNUAL MEETING OF STOCKHOLDERS

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PRICESMART, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF PRICESMART, INC.:

Notice is hereby given that the Annual Meeting (the “Annual Meeting”) of the Stockholders of PriceSmart, Inc. (the “Company”), will be held at 8:30 a.m. P.S.T. on Thursday, February 3, 2022. As a result of the public health and travel risks and concerns due to the COVID-19 pandemic, the Annual Meeting will be held via live audio webcast on the internet. You will be able to participate, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PSMT2022. You will not be able to attend the Annual Meeting physically. The Annual Meeting will be held for the following purposes:

1.

To elect directors for the ensuing year, to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors of the Company has nominated and recommends for election as directors the following ten persons:

Sherry S. Bahrambeygui	Beatriz V. Infante	David Price	Edgar Zurcher
Jeffrey Fisher	Leon C. Janks	Robert E. Price
Gordon H. Hanson	Patricia Márquez	David R. Snyder

2.	To approve, on an advisory basis, the compensation of the Company’s executive officers for fiscal year 2021;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2022; and

4.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on December 6, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of such stockholders shall be open to the examination of any stockholder for a period of ten days prior to the date of the Annual Meeting at the Company’s corporate headquarters, 9740 Scranton Road, San Diego, California 92121. During the Annual Meeting, any stockholder attending the Annual Meeting may access a list of the stockholders entitled to vote at the Annual Meeting at www.virtualshareholdermeeting.com/PSMT2022.

Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, OR YOU MAY VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Francisco J. Velasco

Secretary

San Diego, California

December 17, 2021

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

February 3, 2022

The Board of Directors of PriceSmart, Inc., a Delaware corporation (the “Company”), is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of the Company to be held on February 3, 2022 (the “Annual Meeting”), and at any adjournments thereof. The Annual Meeting will be a virtual meeting via live audio webcast on the internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PSMT2022 and entering the 16-digit control number included in the Notice of Internet Availability or proxy card that you receive. For further information about the Annual Meeting, please see “Important Information about the Annual Meeting and Voting” beginning on page 3.

This Proxy Statement will be first sent to stockholders on or about December 17, 2021. You can submit your Proxy by mail or you may provide voting instructions for your shares by telephone or via the internet. Instructions for voting by telephone, by using the internet or by mail are described on the enclosed Proxy. If you plan to attend the virtual Annual Meeting and wish to vote your shares personally, you may do so. Unless contrary instructions are indicated on the Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the Board of Directors’ nominees for directors, or for a substitute or substitutes selected by the Board of Directors in the event a nominee or nominees are unable to serve or decline to do so; for the approval, on an advisory basis, of the compensation of the Company’s executive officers for fiscal year 2021; and for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2022. As to any other business that may properly come before the Annual Meeting and be submitted to a vote of the stockholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting by executing a later Proxy or by attending the virtual Annual Meeting and voting at the meeting.

The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, facsimile or e-mail, by officers, directors and other employees of the Company. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send, or cause to be sent, proxy material to, and obtain Proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

The Company’s mailing address is 9740 Scranton Road, San Diego, California 92121.

Voting

Stockholders of record at the close of business on December 6, 2021 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

As of December 6, 2021, 30,862,489 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

Votes cast by Proxy or at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Because directors are elected by a plurality of the votes of the shares present or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors, the ten director nominees who receive the greatest number of votes cast will be elected directors.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	1

The non-binding advisory vote on executive compensation and the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2022 require the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting.

Abstentions and broker non-votes (and shares represented by proxies reflecting broker non-votes) will have the same effect as a negative vote for any proposal requiring a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the stockholder’s behalf.

2	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Important Information about the Annual Meeting and Voting

Why Is the Company Soliciting My Proxy?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting to be held at 8:30 a.m. P.S.T. on Thursday, February 3, 2022. The Annual Meeting will be held via live audio webcast on the internet. You will be able to participate, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PSMT2022. You will not be able to attend the Annual Meeting physically. This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the internet or have sent you this Proxy Statement, the Notice of Annual Meeting of Stockholders, the Proxy and a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2021 because you owned shares of PriceSmart, Inc. Common Stock on the Record Date. This Proxy Statement will be first sent to stockholders on or about December 17, 2021.

Why are you holding a Virtual Annual Meeting?

Due to the continuing public health impact of COVID-19 and to support the health and well-being of our stockholders, the Annual Meeting will be held in a virtual meeting format only.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. If you vote by proxy, the individuals named on the Proxy, or your “proxies,” will vote your shares in the manner you indicate. For example, you may specify whether your shares: should be voted for or withheld for each nominee for director; should be voted for, against or abstained with respect to the approval, on an advisory basis, of compensation of the Company’s named executive officers; and should be voted for, against or abstained with respect to the ratification of the appointment of the Company’s independent registered public accountant, as disclosed in this Proxy Statement. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our transfer agent, or you have stock certificates registered in your name, you may submit a proxy to vote:

•	By internet or by telephone. Follow the instructions attached to the Proxy to submit a proxy to vote by internet or telephone.

•

By mail. If you received one or more Proxies by mail, you can vote by mail by completing, signing, dating and returning the enclosed Proxy in the enclosed postage prepaid envelope. Your Proxy will be voted in accordance with your instructions. If you sign the Proxy but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•

At the meeting. You may vote your shares electronically through the portal at the Annual Meeting (if you satisfy the admission requirements, as described below). Even if you plan to attend the Annual Meeting virtually, we encourage you to vote in advance by telephone, through the internet or by mail so that your vote will be counted in the event you later decide not to attend.

The Annual Meeting will be a virtual meeting of stockholders conducted via a live audio webcast that provides stockholders the same rights and opportunities to participate as they would have at an in-person meeting. We believe that a Annual Meeting will provide expanded stockholder access and participation and improved communications. You will be able to vote your shares electronically at the Annual Meeting. To attend and submit your questions during the Annual Meeting, please visit www.virtualshareholdermeeting.com/PSMT2022. To participate and vote during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability or on your Proxy. Beneficial stockholders who do not have a control number may gain access to and vote at the meeting by logging in to their broker, brokerage firm, bank or other nominee’s website and selecting the stockholder communications mailbox to access the meeting; instructions should also be

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	3

Important Information About the Annual Meeting and Voting

(continued)

provided on the voting instruction card provided by your broker, bank, or other nominee. If you encounter any difficulties accessing the Annual Meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.

What happens if there are technical difficulties during the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.

Is Voting Confidential?

We will keep all the Proxies, ballots and voting tabulations private. We only let our Inspector of Election and our Secretary examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the Proxy or otherwise provide.

Attending the Annual Meeting

This year, the Annual Meeting will be held in a virtual meeting format only. To attend the Annual Meeting, go to www.virtualshareholdermeeting.com/PSMT2022 shortly before the meeting time, and follow the instructions for downloading the webcast. You need not attend the Annual Meeting in order to vote.

4	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Proposal 1   Election of Directors

Based on the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors of the Company has nominated and recommends for election as directors the ten persons named herein to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Each of the nominees has consented to serving as a nominee and being named as a nominee in this Proxy Statement and to serving as a director if elected. Directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the proxy holders to vote the shares represented by the Proxies for one or more substitute nominees selected by the present Board of Directors. The Board of Directors does not believe at this time that any substitute nominee or nominees will be required.

Nominations Process

Identification and Evaluation of Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for board service, as set forth in the section below entitled “Director Qualifications,” and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective.

If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria set forth below in “Director Qualifications.” The Nominating/Corporate Governance Committee generally consults with other members of the Board of Directors and may seek input from management, independent counsel, industry experts or advisors that the Nominating/Corporate Governance Committee believes to be desirable and appropriate. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of any candidates who are identified. Final candidates are interviewed by the members of the Nominating/Corporate Governance Committee. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.

Pursuant to the Nominating/Corporate Governance Committee Charter, stockholders of the Company who have held shares of the Company’s Common Stock for at least one year and who hold a minimum of 1% of the Company’s outstanding shares of Common Stock may suggest a candidate for director by writing to the Secretary of the Company. In order to be considered, the recommendation for a candidate must include the following written information: (1) a detailed resume of the recommended candidate; (2) an explanation of the reasons why the stockholder believes the recommended candidate is qualified for service on the Board of Directors; (3) such other information that would be required by the rules of the SEC to be included in a proxy statement; (4) the written consent of the recommended candidate; (5) a description of any arrangements or undertakings between the stockholder and the recommended candidate regarding the nomination; and (6) proof of the recommending stockholder’s stock holdings in the Company. In addition, we may require any candidate to furnish such other information as may reasonably be required by the Company to determine the eligibility of such candidate to serve as an independent director in accordance with the Company’s corporate governance guidelines or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such candidate. In order to give the Nominating/Corporate Governance Committee sufficient time to evaluate a recommended candidate and/or include the candidate in the Company’s

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	5

Proposal 1   Election of Directors (continued)

proxy statement for the annual meeting to be held in 2023, the recommendation should be received by the Secretary of the Company at the Company’s principal executive offices no later than August 19, 2022. In the event that the Company receives director candidate recommendations from stockholders, those recommendations are evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. The Company does not intend to treat stockholder recommendations in any manner different from other recommendations.

Director Qualifications

In evaluating director nominees, the Nominating/Corporate Governance Committee considers, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•

experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	experience in the Company’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	academic or professional expertise in one or more aspects of the Company’s current or planned operations; and

•	practical and mature business judgment, including ability to make independent analytical inquiries.

While the Company does not have a specific policy regarding board diversity, in connection with its evaluation of director nominees, the Nominating/Corporate Governance Committee also considers diversity of expertise and experience in substantive matters pertaining to our business relative to other members of the Board of Directors. The Nominating/Corporate Governance Committee also considers diversity of background (including diversity of gender, race and ethnicity) and life experience. The Board of Directors and Nominating/Corporate Governance Committee are committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are selected. The Nominating/Corporate Governance Committee’s objective is to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.

The Board of Directors does not believe that directors should expect to be re-nominated annually. In determining whether to recommend a director for re-election, the Nominating/Corporate Governance Committee considers the director’s participation in and contributions to the activities of the Board of Directors, the results of the most recent Board evaluation, and meeting attendance.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee also believes it is appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board of Directors be independent as required under the Nasdaq Stock Market listing standards applicable to the Company. The Nominating/Corporate Governance Committee also believes it is appropriate for the Company’s chief executive officer to serve as a member of the Board of Directors. Directors’ performance and qualifications are reviewed annually by the Nominating/Corporate Governance Committee.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website at www.pricesmart.com.

6	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Proposal 1   Election of Directors (continued)

Independent Directors

The Company’s Board of Directors has determined that the following nominees for director are “independent” under the Nasdaq Stock Market listing standards applicable to the Company: Jeffrey Fisher, Gordon Hanson, Beatriz Infante, Leon Janks, Patricia Márquez, Robert Price, David R. Snyder and Edgar Zurcher.

Information Regarding Nominees

The table below indicates the name, current position with the Company and age as of November 30, 2021 of each nominee for director.

Name	Position	Age
Robert E. Price	Chairman	79
Sherry S. Bahrambeygui	Chief Executive Officer and Director	57
Jeffrey Fisher	Director	63
Gordon H. Hanson	Director	57
Beatriz V. Infante	Director	67
Leon C. Janks	Director	72
Patricia Márquez	Director	56
David R. Snyder	Director	72
Edgar Zurcher	Director	70
David Price	Director Nominee	32

Robert E. Price has been Chairman of the Board of Directors of the Company since its spin-off from Price Enterprises, Inc. in 1997. He served as Executive Chairman from October 2018 to February 2020. Mr. Price also served as Chief Executive Officer and President of the Company at various times during the Company’s history, most recently as Chief Executive Officer from April 2006 until July 2010. Mr. Price was a founder of The Price Company, which operated the Price Club, and served as its Chief Executive Officer and a member of its board of directors from the time of The Price Company’s founding in 1976 until The Price Company’s merger with Costco Wholesale Corp. in 1993. Mr. Price was Chairman of the Board of Price/Costco, Inc. from October 1993 until December 1994 and Chairman of Price Enterprises from July 1994 until September 1997. Mr. Price currently serves as a Manager of The Price Group, LLC and as President of Price Philanthropies Foundation and Price Charities. Price Philanthropies is a private family foundation that supports charitable activities in the Company’s markets and San Diego, California. Mr. Price is also President of the Aaron Price Fellows Foundation, the sponsor of the Aaron Price Fellows Program. Mr. Price’s 44 years of experience in the warehouse club merchandising business as well as his extensive knowledge of the Company’s business, history and culture, support the Board of Directors’ conclusion that he should serve as a director of the Company.

Sherry S. Bahrambeygui has served as Chief Executive Officer since January 2019 and previously served as interim Chief Executive Officer from November 2018 to January 2019. Ms. Bahrambeygui has been a director of the Company since November 2011 and served as Vice Chairman of the Board from October 2016 to October 2017. Prior to becoming Chief Executive Officer, she served as the President and Managing Member of the Price Group, LLC, an investment management firm from 2007 to 2018. Before joining the Price Group, Ms. Bahrambeygui had a 15-year legal career as a litigator specializing in the health care, life sciences, consumer & retail, and real estate industries. She was the founding partner of Hosey & Bahrambeygui, LLP, a leading boutique civil litigation practice, from 1999 to 2007. In addition to her board service at the Company, Ms. Bahrambeygui has significant experience in corporate governance as a board member, trustee and attorney for numerous public, private and non-profit companies and boards. Ms. Bahrambeygui’s extensive international business, governance and

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	7

Proposal 1   Election of Directors (continued)

leadership experience, strategic decision-making, and ability to lead the Company through digital transformation and e-commerce expansion contribute to the Board of Directors’ conclusion that she should serve as director of the Company.

Jeffrey Fisher has been a director of the Company since November 2019. Since 2011, Mr. Fisher has served as the Chief Financial Officer of The Price Group, LLC, a private investment and management company, and Price Philanthropies Foundation, a private non-profit organization. He also has been a director of Price Philanthropies Foundation since May 2019. Since 2004, Mr. Fisher has also served as the Chief Financial Officer of PS Ivanhoe, LLC, a real estate holding company. He is also Chief Financial Officer of Aaron Price Fellows Foundation, La Jolla Fay, LLC, IvanFay, LLC, and RARSD, LLC. From January 2004 through December 2004, Mr. Fisher served as Chief Financial Officer of Price Legacy Corporation, a publicly traded Real Estate Investment Trust with approximately $1.2 billion in real estate assets. From October 2000 until joining Price Legacy, Mr. Fisher served as Chief Financial Officer of National Retail Partners, LLC, a private real estate company which owned and operated approximately $2.0 billion in real estate assets. From August 1993 to September 2000, Mr. Fisher served in various financial capacities of Burnham Pacific Properties, Inc., a publicly traded Real Estate Investment Trust. Prior to joining Burnham Pacific Properties, Mr. Fisher was a senior manager at Deloitte & Touche LLP, having started with them in 1983. Mr. Fisher is a certified public accountant. Mr. Fisher brings over 38 years of finance, accounting and investment experience, with an emphasis on real estate finance, and specific experience with public companies. Mr. Fisher’s extensive experience with finance and real estate matters, his experience as an executive of publicly traded companies and his accounting background contributed to the Board of Directors’ conclusion that he should serve as a director of the Company.

Gordon H. Hanson has been a director of the Company since April 2014. Mr. Hanson has been a tenured member of the faculty at the Harvard Kennedy School of Harvard University since January 2020. From 2001 through 2019, he was a tenured member of the economics faculty at the University of California, San Diego. From 1998 to 2001, he was a tenured member of management faculty at the University of Michigan, and from 1992 to 1998, he was on the economics faculty of the University of Texas. From 2009 until 2014, he served as a director of the Washington Office on Latin America, a non-profit organization working to promote civic advancement in the region, chairing their development committee. Mr. Hanson’s extensive background in the analysis of the economies of Latin America, including over 25 years of experience in consulting for international financial organizations, contribute to the Board of Directors’ conclusion that he should serve as director of the Company.

Beatriz V. Infante has been a director of the Company since January 2018. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, from 2006 until its acquisition by Voxeo Corporation in 2008 she was the Chief Executive Officer and a director of VoiceObjects Inc., and from April 2000 until October 2003 she was Chief Executive Officer and President of Aspect Communications Corporation and was additionally named Chairman in February 2001. Since May 2014, she has served on the board of directors of Liquidity Services Inc., an online marketplace for retail goods and capital assets, and currently serves as chair of the compensation committee and member of the audit committee. Since October 2017, she has served as director of Ribbon Communications, a cloud communications company formed from the merger of Sonus Networks and Genband, and more recently the acquisition of ECI, and is currently chair of the compensation committee and member of its audit and technology committees. From January 2010 until October 2017, she served as director and member of the compensation committee of Sonus Networks, and additionally became chair of the compensation committee in June 2017. Ms. Infante also served on the board of directors and as a member of the nominating and corporate governance committee of Ultratech, Inc. from July 2016 until its acquisition by Veeco in May 2017. From May 2012 until its acquisition by Broadcom in May 2015, she served on the board of directors and as a member of the compensation committee of Emulex Corporation, and additionally became chair of its nominating and corporate governance committee in February 2014. From 1994 to 2019, she served on the Advisory Committee to the Princeton University School of Engineering and Applied Science. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, and in 2016 was named to the 2016 “NACD Directorship 100,” which honors the most influential boardroom leaders each year. Ms. Infante holds a bachelor of science and engineering degree

8	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Proposal 1   Election of Directors (continued)

in electrical engineering and computer science from Princeton University and holds a master of science degree in engineering science from California Institute of Technology. Ms. Infante’s executive leadership experience, including from her service as a chief executive officer of various companies, along with extensive operational expertise and experience in digital transformation, engineering, sales and marketing, contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

Leon C. Janks has served as a director of the Company since July 1997. He served as Vice Chair of the Board from October 2017 to October 2018 and as Lead Director from October 2018 to February 2020. Mr. Janks served as a director of Price Enterprises from March 1995 until July 1997. He has been a partner in the accounting firm of Green, Hasson & Janks LLP in Los Angeles, California since 1980 and serves as its Managing Partner Emeritus. Mr. Janks has extensive experience in domestic and international business, serving a wide variety of clients in diverse businesses. Mr. Janks is a certified public accountant. Mr. Janks’ experience, his significant accounting, financial and tax expertise which qualify him as an audit committee financial expert and his many years of service to the Company as a member of the Board of Directors contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Patricia Márquez has served as a director of the Company since February 2021. Since 2014, Dr. Márquez has served as Dean of the Joan B. Kroc School of Peace Studies at the University of San Diego (“USD”), and in July 2020 she started her dual role as Associate Provost for Academic Planning and Innovation and Dean of the Joan B. Kroc School of Peace Studies. Dr. Márquez joined the USD School of Business in 2007 teaching courses in “Business and Society,” “Global Social Entrepreneurship,” and “Business and Social Innovation.” Her research has focused on the intersection of business and social value creation, with an emphasis on poverty alleviation through market mechanisms. Prior to joining USD, Dr. Márquez was a professor and dean at IESA, a School of Business in Caracas, Venezuela from 2003 to 2005. Dr. Márquez has a bachelor of arts from Bowdoin College, and received her master of arts and doctor of philosophy in socio-cultural anthropology from the University of California, Berkeley. Dr. Márquez’s executive leadership, research and academic experience and recognized expertise in environmental and social responsibility matters contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

David R. Snyder has served as a director of the Company since February 2021. Mr. Snyder has served as a senior counsel at Pillsbury Winthrop Shaw Pittman LLP since 2018 and previously served as a partner from 1993 until 2017 in the firm’s Corporate and Securities practice. During 25 years as a partner, Mr. Snyder also served as Pillsbury’s executive vice-chair for two years and on the firm’s managing board for 15 years. Mr. Snyder has been a practicing attorney for over 30 years, focusing on corporate finance and has significant experience representing public companies. Mr. Snyder presently serves on the board of directors of Orphagen Pharmaceuticals, Inc. He also serves as an advisory board member to Atticus, Inc. Mr. Snyder holds a law degree from Cornell University and a bachelor of arts from Michigan State University. Mr. Snyder’s background in legal matters and his significant experience with public companies contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Edgar Zurcher has been a director of the Company since October 2009 and also served as a director of the Company from November 2000 to February 2008. Mr. Zurcher has been a partner in the law firm Zurcher, Odio & Raven in Costa Rica since 1980, which the Company uses as counsel for certain legal matters. Mr. Zurcher is also President of PLP, S.A., as well as a director of Payless ShoeSource Holdings, Ltd. (“Payless Shoes”). PLP, S.A. owns 40% of Payless Shoes. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica and Promerica Financial Corporation, S.A. Mr. Zurcher’s background in legal matters and his significant experience in Central America business and legal affairs contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

David Price has served as PriceSmart’s Vice President – Omnichannel Initiatives & Social and Environmental Responsibility since September 2020 and co-manages the Company’s Environmental and Social Responsibility strategy. Prior to his current role, Mr. Price was employed by the Company in various positions related to the development of the Company’s digital strategy

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	9

Proposal 1   Election of Directors (continued)

and initiatives since July 2017, most recently as Director of Ecommerce from August 2018 until August 2020. Before joining PriceSmart, Mr. Price was a graduate student at the University of California San Diego School of Global Policy and Strategy and a member of the faculty and field instructor for the National Outdoor Leadership School leading extended wilderness expeditions in Alaska and Baja California, Mexico. In addition to his role at PriceSmart, Mr. Price is Chairman of the Board of the Wildcoast Foundation, a binational nonprofit that works on coastal conservation efforts and natural solutions to climate change in Mexico and in California. Mr. Price also serves on the board of the Aaron Price Fellows Foundation and serves on the Director’s and Advisory Councils of the Scripps Institution of Oceanography and Outdoor Outreach. Mr. Price received his Master’s in International Affairs from the University of California San Diego School of Global Policy and Strategy and his Bachelor of Science in Public Policy and Management from the University of Southern California. The Board of Directors recognizes the importance of maintaining a strong connection to the legacy of our founders Sol Price and Robert Price as the company evolves, and the Board appreciates how meaningful that legacy is to our in-country employees. Mr. Price also has been a leader in our ecommerce transformation and our environmental and social responsibility initiatives, and the Board believes including him on the Board of Directors will demonstrate to our stakeholders the significance of these matters to the Board of Directors and our company. For these reasons, the Board has concluded that Mr. Price should serve as a director of the Company.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

10	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Information Regarding the Board of Directors

Board Meetings

The Company’s Board of Directors held eight meetings during fiscal year 2021. No nominee for director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he or she served.

Board Leadership Structure

The positions of Chairman of the Board of Directors and Chief Executive Officer are separate. Mr. Robert Price serves as Chairman of the Board of Directors and Ms. Bahrambeygui serves as Chief Executive Officer. The Board of Directors believes that the current leadership of the Board of Directors by the Chairman enhances the effectiveness of its oversight of management and provides a perspective that is separate and distinct from that of management.

Role of the Board of Directors in Risk Oversight

The Board of Directors oversees the Company’s risk management processes, either as a whole or through its committees. Committees of the Board of Directors review with management and the Company’s internal audit department the Company’s major risk exposures, their potential impact on the Company’s business and the steps the Company takes to manage such risk exposures. The Board of Directors’ risk oversight process includes receiving reports from committees of the Board of Directors and members of senior management.

Committees of the Board

Audit Committee. The Audit Committee, which currently consists of Mr. Janks, Ms. Infante and Mr. Snyder, held seven meetings during fiscal year 2021. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its consolidated financial statements. The Committee reviews the annual audits conducted by the Company’s independent public accountants, reviews and evaluates internal accounting controls, is responsible for the selection of the Company’s independent public accountants, and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants. All committee members satisfy the Nasdaq Stock Market’s standards for “independence,” including applicable audit committee independence requirements, and the Board of Directors has determined that Mr. Janks qualifies as an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations. The Audit Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

Compensation and Human Capital Committee. The Compensation and Human Capital Committee, which currently consists of Ms. Infante, Mr. Fisher, Mr. Janks and Mr. Snyder held ten meetings during fiscal year 2021. Each of the current members of the Compensation Committee satisfies the Nasdaq Stock Market’s standards for “independence,” including applicable compensation committee independence requirements. The Compensation Committee oversees the compensation philosophy for the Company and reviews and approves the compensation program for the Company’s executive officers. The Committee is authorized to evaluate and determine the compensation of the Company’s Chief Executive Officer and reviews and approves compensation for all other executive officers. The Committee also administers, interprets and makes grants under the Company’s equity incentive award plans. The Compensation Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee, which currently consists of Mr. Janks, Mr. Hanson and Mitchell G. Lynn, a current director not up for re-election at the Annual Meeting, held two meetings during fiscal year 2021. The Nominating/Corporate Governance Committee considers the slate of nominees to be presented for reelection at annual meetings of stockholders. The Nominating/Corporate Governance Committee also may evaluate and recommend candidates to add expertise and fill vacancies on the Board of Directors, which vacancies may be created by the

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	11

Information Regarding the Board of Directors (continued)

departure of any directors or the expansion of the number of members of the Board of Directors. The Nominating/Corporate Governance Committee approved the nomination of the candidates reflected in Proposal 1. The Nominating/Corporate Governance Committee also assists the Board of Directors as needed in establishing corporate governance guidelines and other policies and procedures pertaining to corporate governance matters. The Nominating/Corporate Governance Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

Executive Committee. The Executive Committee, which currently consists of Mr. Robert Price, Ms. Bahrambeygui, Mr. Janks and Mr. Lynn, a current director not up for re-election at the Annual Meeting, held two meetings during fiscal year 2021. The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the Bylaws of the Company.

Finance Committee. The Finance Committee, which currently consists of Mr. Janks, Ms. Bahrambeygui, Mr. Fisher and Mr. Lynn, a current director not up for re-election at the Annual Meeting, held nine meetings during fiscal year 2021. The Finance Committee reviews and makes recommendations with respect to (1) annual budgets, (2) investments, (3) financing arrangements and (4) the creation, incurrence, assumption or guaranty by the Company of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of the Company.

Real Estate Committee. The Real Estate Committee, which currently consists of Mr. Robert Price, Ms. Bahrambeygui, Mr. Fisher, Mr. Lynn, a current director not up for re-election at the Annual Meeting, and Mr. Zurcher, held eight meetings during fiscal year 2021. The Real Estate Committee reviews and approves the material terms of real estate-related transactions entered into by the Company, consistent with the applicable annual budget of the Company previously approved by the Board of Directors.

Digital Transformation Committee. The Digital Transformation Committee, which currently consists of Ms. Infante, Ms. Bahrambeygui, Mr. Hanson and Mr. Janks, held four meetings during fiscal year 2021. The Digital Transformation Committee is charged with oversight of the Company’s omni-channel development and digital transformation to enhance membership and stockholder value.

Environmental and Social Responsibility Committee. The Environmental and Social Responsibility Committee, which currently consists of Dr. Márquez, Mr. Fisher, Mr. Hanson, Mr. Robert Price and Mr. Zurcher, held three meetings during fiscal year 2021. The Environmental and Social Responsibility Committee assists the Board in discharging its oversight responsibility related to environmental and social responsibility (“ESR”) matters, such as climate change impacts, energy and natural resources conservation, environmental and supply chain sustainability, human rights, employee health, safety and well-being, diversity and inclusion, public policy engagement, political contributions, corporate charitable and philanthropic activities and other ESR issues that are relevant and material to the Company and provides guidance to the Board and other Board committees on these matters.

Policy Governing Stockholder Communications with the Board of Directors

The Board of Directors welcomes communications from stockholders of the Company. Any stockholder who wishes to communicate with the Board of Directors or one or more members of the Board of Directors should do so in writing in care of the General Counsel of the Company, at the principal office of the Company, 9740 Scranton Road, San Diego, California 92121. The General Counsel is directed to forward each communication to the director or directors of the Company for whom it is intended.

12	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Information Regarding the Board of Directors (continued)

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company encourages, but does not require, the members of its Board of Directors to attend the Annual Meeting. All seven members then-serving on the Board of Directors and nominated for re-election attended the Annual Meeting of Stockholders held on February 4, 2021.

Environmental and Social Responsibility Highlights

At PriceSmart, doing business the right way is at the core of everything we do. Our values require us to conduct our business with integrity, respect and passion. Our sense of accountability and our drive for continuous improvement defines us as a company that offers a good return to investors while conducting business responsibly, satisfying the needs of our members and supporting the communities we serve.

For us, doing business the right way means offering our members a valuable experience with quality merchandise and services at affordable prices, providing our employees with good working conditions, maintaining high standards of safety and cleanliness at our clubs, treating our suppliers as partners, conducting ourselves in a socially responsible manner, respecting the environment, and complying with local laws in all of the countries in which we operate. Our commitment to our local communities includes acting as a leader with respect to important issues such as diversity, equity and inclusion, human rights, environmental sustainability, and our employees’ well-being.

In 2021, PriceSmart marked its 25th anniversary. Twenty-five years in, we remain committed to supporting the communities in the countries in which we operate through our regular course of business as well as through our external partnerships, including our partnership with Price Philanthropies Foundation’s Aprender y Crecer program, a program that receives significant funding through PriceSmart member donations at the point of sale in support of public education in the Company’s Spanish speaking markets. In addition, during fiscal year 2021, we donated food baskets and supplies to vulnerable populations impacted by the COVID-19 pandemic and natural disasters in the regions where we operate.

Governance

Environmental and Social Respoinsibility (ESR) Leadership. As a way of solidifying our commitment to corporate responsibility, we have formalized an ESR department. This team is responsible for guiding, measuring and communicating this fundamental aspect of PriceSmart’s corporate culture and strategy into all aspects of our business. Furthermore, our Board of Directors now includes an Environmental and Social Responsibility Committee.

Anti-Bribery and Corruption. In the operation of our business, we aim to perform at the highest standards of ethical behavior and business conduct and to be part of an honest and productive economic system. We have established and implemented anti-bribery and corruption practices that seek to minimize, or eliminate, any act of corruption while conducting business on behalf of the Company.

Sustainability

Farmer’s Selection. We launched our Farmer’s Selection program in Panama in 2018 to eliminate intermediaries in sourcing of fresh produce. Under the program, we buy fresh fruits and produce directly from farmers who make deliveries to our produce distribution centers. From there, we supply products to our warehouse clubs. We believe this model reduces prices, improves the lives of local, small and medium-sized farmers and allows us to obtain better, fresher and safer products for our Members. The program has been so successful that in just a few years, we expanded from Panama to Colombia, Costa Rica and the Dominican Republic, and we have plans for near term expansion to Guatemala and Trinidad.

Local Purchasing and Merchandising. Approximately 50% of our sales come from merchandise sourced in or near the local markets where we have warehouse clubs. Procurement of local merchandise not only provides for a greater selection of high quality goods at favorable prices, it also offers us a means of investing in, and contributing to, our local communities and economies.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	13

Information Regarding the Board of Directors (continued)

Sustainable Fisheries. In 2019 PriceSmart and Price Philanthropies Foundation partnered with the Center for Marine Biodiversity and Conservation at the world renowned Scripps Institution of Oceanography at the University of California, San Diego to undertake an assessment of seafood sourcing for our Costa Rica warehouse clubs. In 2021, PriceSmart and Price Philanthropies renewed and expanded this partnership. The expansion aims at assessing the remainder of the Company’s seafood supply chain and identify ways for science and industry to work together towards sustainability and conservation goals.

Environmental Impact

Facilities. We design and construct our buildings in compliance with both local and international regulations and with an aim to be at the forefront of sustainability. We seek to mitigate our environmental impact and build efficient facilities. For example, we have installed solar arrays in 44 of our warehouse clubs, we employ LED lighting throughout all of our buildings, and we use waste heat from our refrigeration systems to produce all of our hot water needs and dehumidification of our facilities.

Water Consumption and Discharge. We carefully manage both our consumption of water and the discharge of wastewater. We have installed low flow plumbing fixtures, sensor activated automatic faucets and variable speed domestic water pumping stations to optimize the amount of water that is required at any one time. We manage our wastewater with regulated and environmentally approved wastewater treatment plants in those clubs that do not have access to public treatment works. Thirty-nine clubs have wastewater treatment plants installed.

Product Quality and Supply Chain Transparency

Food Safety. We are committed to developing and selling safe foods that meet the highest international quality standards for our members. We have implemented programs based on an international recognized standard called SQF (Safe Quality Food) Retail Standard 8.1.

Supply Chain. To better assure the quality of what PriceSmart offers, we undertake regular visits and reviews of our manufacturers, producers and packagers to verify that they apply Best Manufacturing Practices and observe social responsibility rules in their facilities. We encourage all our suppliers to adopt ethical and sustainable practices.

Human Capital

As of August 31, 2021, we had approximately 10,400 employees. Approximately 94% of our employees were employed outside of the United States, and about 1,600 employees were represented by labor unions.

Diversity, Equity and Inclusion

Fundamental to our mission is the ability to attract, retain, and develop a diverse workforce representative of the countries in which we operate. We are proud to hire from the local communities where we operate, which then enhances our understanding of the legislation and operating environment of each country so we can better serve our Members. We provide our employees with competitive wages above minimum wage in each region, as well as comprehensive benefit programs, which generally include life and health insurance and post-employment savings plans. We also seek to identify opportunities to support local businesses and communities, with the goal of improving the quality of life in the countries where we operate.

Talent Development

We believe our investment in the education, training and development of our employees contributes to the overall success of our business. We believe a focus on talent development leads to long-serving, loyal employees, which improves efficiencies in operations, thus resulting in higher quality service to our Members. We provide learning opportunities for our employees through

14	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Information Regarding the Board of Directors (continued)

various training courses including instructor-led internal and external programs. We also seek to promote from within, allowing us to develop the leadership strengths of our employees to provide a better overall customer experience for our Members.

Health and Safety

The COVID-19 pandemic has brought unprecedented challenges to our business, communities, Members and employees. We prioritize the safety and well-being of our employees and Members by following applicable local and national government regulations, as well as referencing for our purposes international guidelines, at each of our warehouse clubs, offices, and distribution center locations. We implemented enhanced cleaning and sanitizing protocols and provided personal protective equipment to our employees. We engage in responsible procedures, such as contact tracing, preventative quarantining and continued paid leave. We educate our employees on safety, reinforce best practices of good hygiene, and encourage our employees to receive vaccinations as they become available and in cases where possible, we have directly purchased and provided vaccines to our employees at no cost. We have built reserve teams of employees who do not overlap with each other so that they may step in as needed allowing those who are sick to take time off. We also provide employee transportation and meals in order to offer them a safe and reliable means to work. Many of our corporate offices are open in a limited capacity, and the majority of our corporate employees have shifted, temporarily, to working remotely. We offer resources for employees working remotely, which are targeted at optimizing remote work environments and managing COVID-19 related challenges. The resources we offer include office ergonomics consulting and support for mental and emotional health and well-being.

Audit Committee Report

The Audit Committee oversees the Company’s financial accounting and reporting process and the audits of the financial statements of the Company. All committee members satisfy the definition of independent director set forth in Rule 5605(a)(2) and Rule 5605(c)(2) of the Nasdaq Stock Market’s listing standards. The Audit Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2021, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. EY met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required to be discussed by Public Company Accounting Oversight Board Statement on Auditing Standards No. 16 Communications with Audit Committees. In addition, EY discussed the accountants’ independence from the Company and from the Company’s management and delivered to the committee those matters to be set forth in written disclosures as required by applicable requirements of the Public Company Accounting Oversight Board regarding independent registered public accounting firm’s communications with the Audit Committee concerning independence.

The committee discussed with the Company’s independent registered public accounting firm the overall scope and plan of their audit. The committee meets with the independent registered public accounting firm, with and without our management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2021 for filing with the SEC.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	15

Information Regarding the Board of Directors (continued)

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Leon C. Janks

Beatriz V. Infante

David R. Snyder

16	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of November 30, 2021 by (1) each of its directors and nominees for director, (2) each of its Named Executive Officers, (3) each person or group known by it to own beneficially more than 5% of the Common Stock and (4) all directors and executive officers as a group.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Shares of Common Stock Beneficially Owned
Robert E. Price(3)(4)	5,932,040	19.2
Sherry S. Bahrambeygui(5)	222,928	*
Jeffrey Fisher(6)	31,599	*
Gordon H. Hanson	2,866	*
Beatriz V. Infante	3,742	*
Leon C. Janks	27,602	*
Mitchell Lynn(7)	7,933	*
Patricia Márquez	0	*
David R. Snyder(8)	1,000	*
Edgar A. Zurcher	8,810	*
David Price(9)	38,805	*
Michael L. McCleary(10)	15,920	*
William J. Naylon(11)	34,629	*
Francisco Velasco(12)	24,083	*
John Hildebrandt(13)	15,760	*
All executive officers and directors as a group (22 persons)	6,465,037	20.9
BlackRock, Inc.(14) 55 East 52nd Street New York, NY 10055	3,712,250	12.0
EdgePoint Investment Group Inc.(15) 150 Bloor Street West, Suite 500 Toronto, Ontario M5S 2X9, Canada	3,848,999	12.5
Kayne Anderson Rudnick Investment Management LLC(16) 1800 Avenue of the Stars, Second Floor Los Angeles, CA 90067	3,240,013	10.5
The Vanguard Group(17) 100 Vanguard Blvd. Malvern, PA 19355	2,209,861	7.2

*	Less than 1%.
(1)	Except as indicated, the address of each person named in the table is c/o PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.
(2)

Beneficial ownership of directors, executive officers and 5% or more stockholders includes shares of restricted stock subject to vesting, regardless of vesting date, and shares issuable upon vesting of restricted stock units and performance stock units that vest within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	17

Securities Ownership of Certain Beneficial Owners and Management (continued)

property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of stock beneficially owned by them.
(3)

Mr. Price is manager of The Price Group, LLC (“The Price Group”). As such, for purposes of this table, he is deemed to beneficially own 150,511 shares of Common Stock held by The Price Group. Mr. Price is manager of RARSD, LLC (“RARSD”). As such, for purposes of this table, he is deemed to beneficially own 8,314 shares of Common Stock held by RARSD. Mr. Price has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by The Price Group and RARSD. In addition, Mr. Price is Chairman of the Board and President of Price Philanthropies Foundation. As such, for purposes of this table, he is deemed to beneficially own 3,645,055 shares of Common Stock held by Price Philanthropies Foundation. Mr. Price has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by Price Philanthropies Foundation. If the percentages of shares of Common Stock beneficially owned by Mr. Price were calculated without regard to the shares held by The Price Group, Price Philanthropies Foundation and RARSD, he would own 6.9% of the Common Stock.

(4)

Includes 872,511 shares of Common Stock held by the Robert & Allison Price Charitable Remainder Trust, of which Mr. Price is a trustee, 1,180,078 shares of Common Stock held by the Robert and Allison Price Trust, of which Mr. Price is a trustee, 38,805 shares of Common Stock held by trusts for the benefit of Mr. Price’s son, of which Mr. Price is a trustee, and 45,000 shares of Common Stock held by family trusts, of which Allison Price, Mr. Price’s wife, is the sole trustee.

(5)

Includes 43,728 shares owned by the Hosey Family Trust, of which Ms. Bahrambeygui is a trustee and 2,000 shares owned by Ms. Bahrambeygui’s children. Includes 81,726 shares of restricted Common Stock that are subject to vesting restrictions.

(6)	Includes 29,900 shares held by the Fisher Family Trust.
(7)	Includes 5,945 shares held by the Lynn Family Trust.
(8)	Includes 1,000 shares held by the Snyder Family Trust.
(9)	Includes 38,805 shares held by the David Price Trust.
(10)	Includes 9,068 shares of restricted Common Stock that are subject to vesting restrictions.
(11)	Includes 11,670 shares of restricted Common Stock that are subject to vesting restrictions.
(12)	Includes 9,618 shares of restricted Common Stock that are subject to vesting restrictions.
(13)	Includes 5,813 shares of restricted Common Stock that are subject to vesting restrictions.
(14)

In its Schedule 13G filed on January 26, 2021, BlackRock, Inc. stated that it beneficially owned the number of shares of Common Stock reported in the table as of December 31, 2020, had sole voting power over 3,642,978 of the reported shares, shared voting power over none of the reported shares and sole dispositive power over all of the reported shares.

(15)

In its Schedule 13G filed on February 9, 2021, EdgePoint Investment Group, Inc. stated that it beneficially owned the number of shares of Common Stock reported in the table as of December 31, 2020, had sole voting and dispositive power over 2,796,586 the reported shares, and sole voting power and shared dispositive power over 1,052,413 of the reported shares.

(16)

In its Schedule 13G filed on February 10, 2021, Kayne Anderson Rudnick Investment Management, LLC stated that it beneficially owned the number of shares of Common Stock reported in the table as of December 31, 2020, had sole voting and dispositive power over 1,899,026 the reported shares, and shared voting power and shared dispositive power over 1,340,987 of the reported shares.

(17)

In its Schedule 13G filed on February 8, 2021, The Vanguard Group stated that it beneficially owned the number of shares of Common Stock reported in the table as of December 31, 2020, had sole voting power over none of the reported shares, shared voting power over 24,257 of the reported shares, sole dispositive power over 2,168,268 of the reported shares and shared dispositive power over 41,593 of the reported shares.

18	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive Officers of the Company

The executive officers of the Company and their ages as of November 30, 2021 are as follows:

Name	Position	Age
Sherry S. Bahrambeygui	Chief Executive Officer and Director	57
Michael L. McCleary	Executive Vice President & Chief Financial Officer	56
William J. Naylon	Executive Vice President and Chief Operating Officer	59
Francisco Velasco	Executive Vice President, General Counsel, Chief Ethics & Compliance Officer and Secretary	50
Ana Luisa Bianchi	Executive Vice President — Chief Merchandising Officer	54
Juan Ignacio Biehl	Executive Vice President — Digital Experience and Chief Technology Officer	56
Rodrigo Calvo	Executive Vice President — Real Estate	50
Frank Diaz	Executive Vice President — Logistics and Distribution	53
Brud E. Drachman	Executive Vice President — Environmental Responsibility, Construction and Facilities	67
John D. Hildebrandt	Executive Vice President — Operations	63
Nicolas Maslowski	Executive Vice President — Member Experience and Strategic Analytics	42
Laura Santana	Executive Vice President — Information Technology	53
Jesus Von Chong	Executive Vice President — Local/Regional Merchandising	55

Sherry S. Bahrambeygui has served as Chief Executive Officer since January 2019 and previously served as interim Chief Executive Officer from November 2018 to January 2019. Ms. Bahrambeygui has been a director of the Company since November 2011 and served as Vice Chairman of the Board from October 2016 to October 2017. Prior to becoming Chief Executive Officer, she served as the President and Managing Member of the Price Group, LLC, an investment management firm from 2007 to 2018. Before joining the Price Group, Ms. Bahrambeygui had a 15-year legal career as a litigator specializing in the health care, life sciences, consumer & retail, and real estate industries. She was the founding partner of Hosey & Bahrambeygui, LLP, a leading boutique civil litigation practice, from 1999 to 2007. In addition to her board service at the Company, Ms. Bahrambeygui has significant experience in corporate governance as a board member, trustee and attorney for numerous public, private and non-profit companies and boards.

Michael L. McCleary has served as Executive Vice President and Chief Financial Officer since April 2020, after serving as Senior Vice President and Interim Chief Financial Officer from December 2019 to March 2020. He joined the Company as Vice President and Corporate Controller in 2003 and was subsequently promoted to Senior Vice President and Corporate Controller. Mr. McCleary has over 30 years of international finance, tax and accounting experience. Mr. McCleary is a certified public accountant and has a bachelor of arts degree in business economics from the University of California, Santa Barbara. Prior to joining PriceSmart, Mr. McCleary worked for 14 years in various international companies based in Madrid, Spain.

William J. Naylon has been Executive Vice President and Chief Operating Officer of the Company since January 2002. Mr. Naylon served as Executive Vice President—Merchandising of the Company from July 2001 until January 2002 and as Senior Vice President of the Company from March 1998 until July 2001. From September 1995 through February 1998, Mr. Naylon was Managing Director for the Company’s licensee warehouse club operation in Indonesia. Prior to joining the Company, Mr. Naylon was a General Manager for Price/Costco and served in various management roles for The Price Company.

Francisco Velasco has been Executive Vice President, General Counsel and Secretary of the Company since July 2016 and Chief Ethics & Compliance Officer since October 2016. From March 2009 to June 2016, Mr. Velasco served as Division Counsel

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	19

Executive Officers of the Company (continued)

Latin America for AbbVie Inc., a publicly traded global biopharmaceutical company. Previously, he held in-house legal roles at Abbott Laboratories, Hanes Brands Inc. and Sara Lee Corporation, and he began his career in private practice specializing in the Latin America region. Mr. Velasco attended law school in Mexico, has a Masters of Law degree from Georgetown University and has an MBA degree from Duke University.

Ana Luisa Bianchi has been Executive Vice President — Chief Merchandising Officer since August 2018 and was Senior Vice President — Merchandising — Latin America Local from October 2016 through July 2018. From 2010 to October 2016, Ms. Bianchi was Vice President — Merchandising, overseeing the local side of the Colombia business. Ms. Bianchi previously served as regional buyer for the Central America operations from 2007 to 2010. From 2005 to 2007, Ms. Bianchi was local buyer for the Guatemala operations. In 2004, Ms. Bianchi was a consultant to PriceSmart’s St. Thomas operations. In 2003, Ms. Bianchi served as Merchandising Director for U.S. food purchases. From 1999 to 2003, Ms. Bianchi served as the food and candy buyer in the Miami corporate office. Ms. Bianchi joined PriceSmart in 1998 as a local buyer for the Guatemala operations. Ms. Bianchi has a law degree in Guatemala from Universidad Rafael Landívar.

Juan Ignacio Biehl has been Executive Vice President — Digital Experience and Chief Technology Officer since September 2020. Mr. Biehl joined PriceSmart in March 2018 as part of the acquisition of Aeropost, Inc. He joined as the Chief Technology Officer of Aeropost, a position he held since February 2013, and was promoted to Senior Vice President of Digital Experience of the Company in 2019. Over the preceding 25 years, Mr. Biehl has been an entrepreneur in the technology sector working in diverse areas of information systems with companies such as Apple, Inter@america and Naysat.

Rodrigo Calvo has been Executive Vice President — Real Estate since June 2015 and served as Senior Vice President of Real Estate from February 2009 after joining PriceSmart in October 2004 as Director of Real Estate. Before coming to the Company, he led Grupo Promerica’s real estate development division. Before that, he worked for McDonald’s Corporation’s real estate area and for CSU (now Walmart Central America) in special projects. This combined background allowed him to develop a deep understanding of the commercial real estate field in Central America and the Dominican Republic. He holds a bachelor of science degree in civil engineering from the University of Costa Rica and an MBA from INCAE Business School.

Frank Diaz has been Executive Vice President — Logistics and Distribution since November 2015. Mr. Diaz previously served as Senior Vice President of Distribution and Logistics from February 2010 until November 2015. He joined PriceSmart in September 2008 as Vice President of Logistics. Prior to joining the Company, Mr. Diaz worked more than 20 years in progressively responsible positions in the areas of operations, strategic planning and commercial development with top-tier logistics companies including UPS, FedEx and CS Integrated LLC. With DHL, Mr. Diaz was head of transformational programs involving international tradelane development and improved customer experience. Mr. Diaz has a bachelor of science degree in industrial engineering from the New Jersey Institute of Technology and a logistics management certification from the Georgia Institute of Technology.

Brud E. Drachman has been Executive Vice President — Environmental Responsibility, Construction and Facilities since August 2019, served as Executive Vice President — Construction Management of the Company from November 2005 until July 2013, as Executive Vice President — Real Estate and Construction of the Company from February 2005 through October 2005 and as Executive Vice President — Construction and Private Label Merchandising from November 2004 until January 2005. Mr. Drachman served as Executive Vice President — Real Estate and Construction of the Company from November 2002 until October 2004 and served as Senior Vice President —Real Estate and Construction of the Company from August 1998 to October 2002. Mr. Drachman previously served as Vice President — Real Estate and Construction at Price Enterprises from August 1994 to August 1997. Prior to joining Price Enterprises in 1994, Mr. Drachman served as Project Manager at The Price Company beginning in 1987.

John D. Hildebrandt has been Executive Vice President — Operations of the Company since February 2010. Mr. Hildebrandt served as Executive Vice President — Central America and Trinidad Operations from March 2009 through January 2010, as

20	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive Officers of the Company (continued)

Executive Vice President — Central America Operations from August 2003 until February 2009, as Executive Vice President — Caribbean and Asia Operations from July 2001 until July 2003 and as Senior Vice President of the Company from September 2000 until July 2001. Mr. Hildebrandt previously served as Vice President of the Company from September 1998 until August 2000, overseeing operations in Central America. Mr. Hildebrandt served as the Company’s Country Manager in the Philippines and Panama from August 1997 until August 1998, and as Price Enterprises’ Country Manager in the Philippines and Panama from 1996 until the Company was spun off from Price Enterprises in August 1997. Prior to joining Price Enterprises as Country Manager in 1996, Mr. Hildebrandt was a Senior Operations Manager of Price/Costco from 1994 through 1996, and served in various management roles for The Price Company beginning in 1979.

Nicolas E. Maslowski has been Executive Vice President — Member Experience and Strategic Analytics since September 2021. Prior to that, Mr. Maslowski served as Senior Vice President — Member Experience from March 2019 to September 2021. Mr. Maslowski joined PriceSmart in March 2018 as part of the acquisition of Aeropost, Inc. He served as the Chief Revenue Officer and Chief Marketing Officer of Aeropost, positions he held since January 2017 and April 2015 respectively. He holds a degree in engineering from Universidad Metropolitana and an MBA from Harvard Business School.

Laura Santana has been Executive Vice President — Information Technology since March 2017. Ms. Santana has served in progressively responsible positions relating to the Company’s IT systems since joining the Company in 1995. Ms. Santana previously worked at The Price Company from 1987 to 1995 in operations and information technology. Ms. Santana is a graduate of the University of San Diego.

Jesus Von Chong has been Executive Vice President — Local/Regional Merchandising since August 2018. He previously served as Executive Vice President — Chief Merchandising Officer from September 2016 through July 2018 and was Executive Vice President — Foods Merchandising from November 2015 through August 2016. Mr. Von Chong served as Senior Vice President of Merchandising for Central America beginning in 2003, added Colombia to his responsibilities in March 2011 and the Caribbean Region in April 2015. He served as a Regional Merchandising Director for Panama, Costa Rica and Dominican Republic from 2000 to 2003. He was first employed by the Company as a buyer in the Company’s operations in Panama in 1996. Mr. Von Chong progressed to head Buyer in 1998, Warehouse Manager for Via Brasil Operations in 1999 and to Panama’s Country Manager in 2000.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	21

Executive and Director Compensation

Compensation Discussion and Analysis

The Compensation and Human Capital Committee of our Board of Directors, which we refer herein to as our Compensation Committee, consisting entirely of independent directors, administers the Company’s executive compensation program. The role of the Compensation Committee is to oversee compensation and benefit plans and policies, administer stock plans, and review and approve annually all compensation decisions relating to all executive officers. The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, in order to assist with the establishment and review of our compensation programs and related policies. The Committee has engaged an independent national compensation consulting firm to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives and provide guidance in administering our compensation program.

Fiscal Year 2021 Company Initiatives

During fiscal year 2021, our Chief Executive Officer, Sherry Bahrambeygui, focused the Company on pursuing three principal paths to growth:

•	Obtain additional real estate for new warehouse clubs and distribution facilities and maximize the uses of existing real estate;

•	Enhance the benefits of membership by providing valuable products and services at low costs; and

•	Generate incremental sales through PriceSmart.com.

Real Estate Initiatives. We currently operate in 13 countries/territories, with the largest in terms of population and gross domestic product being Colombia. During fiscal year 2021, we engaged in construction and other pre-opening activities with respect to three warehouse clubs we expect to open in fiscal year 2022. We continued to evaluate opportunities for new warehouse clubs in Colombia, the Northern Triangle area of Central America and Jamaica as well as future expansion into new markets in South America. We also continued to pursue opportunities to increase our control of aspects of the supply chain and invest in areas where we can reduce costs and pass the savings on to our Members. In furtherance of this objective, we continued to identify and secure strategic locations in our markets to distribute product more efficiently and support delivery of e-commerce orders. We believe we can leverage local and regional distribution facilities to reduce the inventory we keep on hand at our warehouse clubs, allowing us to use a greater portion of our buildings for retail sales and services.

Enhance Benefits of Membership. During fiscal year 2021, we leveraged our sourcing expertise and buying power to identify and acquire exceptional products we could provide to Members at great values. We continued to expand our private label products to include more categories in cases where we can reduce costs while maintaining quality. We broadened the services we provide at our warehouse clubs, particularly those focused on Member well-being, such as pharmacy, optical and audiology. And we continued to develop technology that provides Members with greater convenience and options for their shopping experience.

Use PriceSmart.com to Generate Incremental Sales. We endeavor to provide our Members a low-cost, seamless and tailored buying experience through both our physical and digital channels. We believe that strengthening our connection with our Members helps us make more effective business decisions. During fiscal year 2021, we continued to enhance our omni-channel capabilities, including ongoing development of PriceSmart.com and our mobile shopping app for Members to use on hand-held devices. We also expanded our Click & Go™ curbside and delivery service, with delivery now available in all markets. The Company also now provides online visibility of inventory, online payment platforms, and the ability to sign up and renew memberships online in every one of our markets. We also apply data analytics to our member data to better inform decisions related to buying, services and inventory flow and create better predictability of our business. We believe our investments in technology will help us increase both online sales and incremental sales in our warehouse clubs.

We believe that these initiatives, combined with our adherence to the fundamentals of our business, the Six Rights of Merchandising (Right Merchandise, Right Time, Right Place, Right Condition, Right Quantity and Right Price), contributed to our

22	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

positive results during fiscal year 2021. In addition, we believe that by continuing to prioritize and protect the wellbeing and safety of our employees and Members, we have further strengthened our standing in our markets despite the challenges we continue to experience as a result of the pandemic.

Financial Highlights

The Company performed well in fiscal year 2021 . . .

8.7% increase in total revenues	5.8% increase in comparable net merchandise sales	29% increase in operating income

$3.18 earnings per diluted share	18.2% increase in total gross margins	16.0% merchandise gross margin percentage

1.67 million membership accounts, an all-time high	$56.0 million in membership income	89.6% trailing 12 months renewal rate, an all-time high

Compensation Philosophy

Three fundamental philosophies form the basis of pay at PriceSmart:

•	First, we believe that employees should be paid fairly and competitively, as Sol Price said: “pay good wages and provide good benefits, including health insurance to employees.”

•

Second, we believe that all jobs should be rewarded based on both personal achievements within PriceSmart and overall company success, also considering function and level. Every employee plays a critical role in the overall success of PriceSmart.

•	Third, we are especially mindful that there are entry level and lower compensated employees that must be prioritized to ensure that their compensation allows for a reasonable standard of living.

We believe total compensation should include a collection of competitive plans and policies designed to reward employees for their contributions to PriceSmart’s success, including:

•	Competitive base salary;

•	Bonus opportunity;

•	Equity program;

•	Healthcare, vision, dental, life insurance and protection against temporary loss of income;

•	Retirement plans;

•	Career advancement and development; and

•	Work-balance programs — including vacation time, personal time off, flex time.

Our objective is to find, develop and retain talented and engaged employees who are valued for their unique contributions to the Company and who also strengthen the team. Through our compensation plans, we strive to motivate employees to perform to the best of their competencies, abilities and skill sets. In order to retain key talent and reward high performance within our organization, we are developing a methodology to evaluate employees consistently across geographies and define job profiles within our global compensation structure, thereby setting a framework for promotion, succession planning and development.

The Compensation Committee believes that the Company’s compensation program must be:

1.

Fair — a compensation package that is applied consistently across the organization and is cost effective. The fairness applies to everyone on equal terms, regardless of gender, age, background, national origin, sexual orientation, sexual identity and race;

2.	Flexible — a comprehensive approach designed to meet our business objectives and market demands;

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	23

Executive and Director Compensation (continued)

3.	Competitive — offering a total compensation package that is equitable and based on strong labor market positioning;

4.	Performance based — sharing success through pay programs tied to personal, team (where applicable) and company performance; and

5.	Understood — clearly communicated to explain the value and to motivate.

Beginning in fiscal year 2017, the Compensation Committee, which, at the time, was led by our current Chief Executive Officer, began a review of the Company’s compensation practices. This review focused, in particular, on the extent to which executive compensation should include performance incentives. As a result of the review of compensation practices continued under the current Chair of the Compensation Committee, Beatriz Infante, and consistent with the core values set forth above, the Compensation Committee modified the Company’s pay philosophy and compensation practices to incorporate performance-driven incentives for the Chief Executive Officer and throughout the Company. To ensure retention of top talent as the compensation practices evolve, the Committee determined that it was in the best interests of stockholders to begin the transition with the Chief Executive Officer’s compensation to lead by example for the executive team and to stage the changes to the compensation programs over a multi-year period.

From fiscal year 2016 to fiscal year 2018, our executive compensation consisted primarily of base salary and restricted stock awards with time-based vesting. Beginning in late fiscal year 2018 and early fiscal year 2019, the Company introduced performance stock units with vesting tied to achievement of Adjusted Sales or Adjusted Operating Income targets. In fiscal year 2019, the Compensation Committee reintroduced performance-based cash bonuses in connection with the hiring of Sherry Bahrambeygui as Chief Executive Officer. In fiscal year 2020, the Compensation Committee determined to incorporate annual cash bonuses as well as long-term performance-based equity into its executive compensation program for executives going forward, in addition to the practice updated in fiscal year 2018 of smaller annual grants of time-based equity with multi-year vesting. The Company’s Chief Executive Officer and Compensation Committee believe that creation of stockholder value requires accountability for the achievement of specific company objectives, both short-term and long term, and that performance-based cultures are correlated with increased stockholder value. Accordingly, the Chief Executive Officer and the Compensation Committee have sought to gradually increase the portion of compensation that is performance-based to provide incentives for achievement of annual objectives. The Company’s Chief Executive Officer and Compensation Committee also believe that direct linkages of executive pay with the Company’s stock price performance encourages and rewards an owner-operator mindset among the Company’s executives and incentivizes executives to take actions that generate long-term sustainable benefits to the Company, which are aligned with stockholders’ interests.

The charts below show the components of target compensation for our Chief Executive Officer and for our Named Executive Officers other than the Chief Executive Officer for fiscal year 2021.

24	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

The amounts reflected in these charts show the aggregate grant-date values of RSA awards and PSU awards at target performance. However, such awards are subject to three-year time vesting (in addition to performance vesting in the case of PSUs) and are subject to forfeiture if the executive’s employment terminates prior to the end of the vesting period. As a result, an executive’s actual compensation experience for a given year will not match the allocation percentages set forth above even if the Company and the executive perform at target levels for such year.

Purposes and Structure of the Executive Compensation Program

The objectives of the Company’s executive compensation program are to:

•	Attract, motivate and retain superior talent;

•	Encourage and reward high performance, collaboration and accountability; and

•	Align executive pay opportunities with Company performance and stockholder returns.

To achieve these objectives, the Compensation Committee evaluates the appropriate mix of cash and stock-based compensation and the appropriate weighting of performance-based and fixed compensation. In determining specific amounts and components of compensation, the Compensation Committee considers each officer’s role, position, performance, level of responsibility, skills and experience, and prior compensation awards, as well as market data, as more fully described below under “Elements of Compensation.”

The following table sets forth executive compensation and governance policies and practices we have implemented to advance the objectives of our executive compensation program and to align our practices and policies with industry best practices.

Practice		PriceSmart Policy
Alignment of Compensation and Stockholder Returns	✓	A material proportion of the total target compensation opportunity of our Named Executive Officers is long-term equity incentive awards.
Stock Ownership Requirements	✓	All of our executive officers and outside directors are subject to stock ownership requirements.
Extended Vesting for Performance Stock Units	✓	PSUs vest over three years with a one-year performance period.
Clawback Policy	✓	All of our executive officers are subject to a compensation clawback policy.
Independent Compensation Consultant	✓	The Compensation Committee engages an independent compensation consultant that reviews and advises the Compensation Committee on executive compensation. The consultant performs services solely for the Compensation Committee.
Anti-Hedging and Pledging Policy	✓	We do not allow executive officers or directors to enter into any hedging or pledging transactions relating to our common shares.
No Excise Tax Gross-Ups	✓	We do not pay excise tax gross ups under our employment agreements in the event of a change in control.
No Pension Plans or SERPs	✓	We do not sponsor any qualified or non-qualified defined benefit plans or supplemental executive retirement plans (SERPs) for our executive officers.
No Guaranteed Bonuses or Salary Increases	✓	We do not guarantee salary increases or provide guaranteed bonuses to any of our executive officers.
No Evergreen Provision in 2013 Equity Incentive Plan	✓	The 2013 Equity Incentive Plan does not provide for automatic share additions during its term.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	25

Executive and Director Compensation (continued)

Compensation Determination Process

The Compensation Committee reviews and approves all compensation for our executive officers. In the case of the Chief Executive Officer, the Compensation Committee makes such approval after consulting with the Company’s Chairman of the Board. Each year the Compensation Committee relies on multiple data points to assess the competitiveness of our executive compensation program and the individual compensation of our executives. Information the Compensation Committee uses to perform this analysis includes:

•	The Company’s performance against its financial and operational goals;

•	The mix of short-term and long-term compensation in the form of cash and equity-based compensation achieved in the prior year;

•	A review of information on the competitive market, with input from the Compensation Committee’s independent consultant;

•	The anticipated level of complexity and responsibility assigned to the executives given the Company’s strategic objectives;

•	The expense to the Company of the proposed compensation for the following fiscal year relative to the Company’s budget; and

•	The dilution to stockholders from equity awards.

Use of Independent Compensation Consultant

In fiscal year 2021, the Compensation Committee retained the Rewards Solutions practice at Aon plc as its independent executive compensation consultant. The consultant has no other business relationship with the Company and receives no payments from us other than the fees for services to the Compensation Committee. The consultant reports directly to the Compensation Committee, and the Compensation Committee may replace the consultant or hire additional consultants at any time.

During fiscal year 2021, the scope of the compensation consultant’s engagement included:

•	Conducting a review of competitive market information for our executive officers, including our Chief Executive Officer, for use in determining fiscal year 2021 compensation levels;

•	Reviewing and commenting, as requested by the Compensation Committee, on our executive compensation programs and opportunities;

•	Advising the Compensation Committee regarding the selection of the executive pay peer group discussed below under the heading “— Peer Group”;

•	Advising the Compensation Committee regarding performance-based components of our compensation program; and

•	Reviewing and commenting on the Compensation Committee’s report for the proxy statement.

Aon made recommendations regarding compensation for our Chief Executive Officer and also made recommendations with respect to our other Named Executive Officers. After gathering this input and receiving these recommendations, the Compensation Committee determined the compensation of our Named Executive Officers.

The Compensation Committee believes that long-term compensation plays an important role in encouraging positive results through collaboration, aligning the compensation of the senior management team to stockholder returns and in retaining key executives. In particular, the Compensation Committee believes that the Chief Executive Officer’s compensation should be more heavily weighted towards long-term incentives as compared to other members of senior management given her greater ability to affect the results of the Company and the importance of retaining her services.

26	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

Elements of Compensation

The compensation of our Named Executive Officers is comprised of base salaries, cash bonuses and long-term, equity-based incentives in the form of restricted stock awards and performance stock units.

Base Salary. Base salaries for the Named Executive Officers were initially established either when they were hired into the position from outside the Company or as they were promoted to increasing levels of responsibility within the Company. Base salaries for the Named Executive Officers are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. While the goal for the base salary component is to compensate executives at a level that is competitive with the salaries of executives in comparable positions among our peer group, the Compensation Committee does not use a formulaic approach to set base salaries at a certain target percentile within the peer group. Instead, the Compensation Committee considers external market information only to confirm that its base salary determinations based on the other factors described above are competitive.

The Compensation Committee annually evaluates the base salary levels of the Named Executive Officers to ensure that there is consistency within the Company based upon scope of responsibility and also to ensure that the base salaries are appropriate relative to the peer companies listed below. In establishing changes to base salaries, the Compensation Committee may consider the overall financial condition of the Company but does not make changes to executive salaries based on the achievement of any particular financial criteria.

The following table shows base salaries for our Named Executive Officers for fiscal years 2020 and 2021 and the percent increase year-over-year.

Named Executive Officer	Fiscal Year 2020 Base Salary	Fiscal Year 2021 Base Salary	Percent Increase
Sherry Bahrambeygui	$1,000,000	$1,200,000	20.0%
Michael L. McCleary	500,000	566,500	13.3
William Naylon	600,000	625,000	4.2
Francisco Velasco	550,000	566,500	3.0
John Hildebrandt	474,000	525,000	10.8

Annual Cash Incentive Awards. Each of our Named Executive Officers participates in our annual cash incentive award program. The amount of the annual cash incentive award earned by Named Executive Officers is based on corporate performance and achievement of a pre-determined and measurable set of individual performance objectives established at the beginning of the performance period. No annual cash incentive award based on corporate performance is earned if the Company does not meet the threshold performance goal.

Fiscal 2021 Target Bonuses

At the beginning of fiscal year 2021, the Compensation Committee set the target bonus amounts for fiscal year 2021 for each of our Named Executive Officers set forth in the following table.

Named Executive Officer	Target Bonus
Sherry Bahrambeygui	$1,800,000
Michael L. McCleary	141,625
William Naylon	156,250
Francisco Velasco	141,625
John Hildebrandt	131,250

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	27

Executive and Director Compensation (continued)

Fiscal 2021 Performance Measures

At the time of the budgeting process for fiscal year 2021, the pandemic and the severity of its impact on commercial, economic and social activities was difficult to project. PriceSmart generates sales in multiple countries in emerging markets, with each country responding to the threat of COVID-19 in different ways. As a result, the Company experienced significant closures and restrictions beyond those we saw in the United States. Further, at the time of the budgeting process, there was no vaccine readily available. Therefore, our ability to forecast the Company’s performance for over a year into the future was impossible. As a result, the Company created its budget based on the information available at the time, with the expectation and hope that conditions would improve in our markets during the second half of the fiscal year.

At the beginning of fiscal year 2021, the Company bifurcated its annual incentive awards into two components. The first component, covering corporate performance up to target, used growth in Adjusted Sales (in U.S.$ or on a constant currency basis) and achievement of specified levels of Adjusted Operating Income as a Percentage of Adjusted Sales as alternative corporate performance measures, with payments being based on the greater achievement under the two measures. The Compensation Committee selected growth in Adjusted Sales and achievement of specified levels of Adjusted Operating Income as a Percentage of Adjusted Sales as alternative performance measures for the annual cash incentive awards up to target levels for fiscal 2021 because they believed they represent key indicators of the strength of our operating results and incentivized the participants in our annual cash incentive award program to achieve strong revenue and earnings growth. The second component covered corporate over-achievement. In light of the impact of COVID uncertainties on the budgeting process, the Compensation Committee and the Board worked together to develop the incentives for over-achievement, with the intention that such incentives be payable only if the Company substantially over-achieved its budget. They determined that if the Company did not exceed budget by at least $11 million in Adjusted Operating Income, the CEO and other executives would not be eligible for any overachievement bonus or award. Further, the Compensation Committee and the Board decided that the over-achievement incentive should be based on a single, more stringent metric than the bonus plan for achievement up to target performance. For over-achievement, the Compensation Committee and the Board determined that incentive awards should be derived solely from an allocation of Adjusted Operating Income between the executives and the Company (for the benefit of the Company’s stockholders) so that the relative interests of the executives and the stockholders would be readily apparent. Accordingly, the Compensation Committee and the Board determined that the Chief Executive Officer and certain other executives should share an over-achievement pool in an amount equal to 15% of Adjusted Operating Income above the threshold level of $125.1 million.

For Ms. Bahrambeygui, 50% of her annual cash incentive award was determined based on achievement in growth of Adjusted Sales or achievement of specified levels of Adjusted Operating Income as a Percentage of Adjusted Sales, in the case of payments up to 100% of target, and achievement of Adjusted Operating Income above a threshold level, in the case of over-achievement annual cash incentive award opportunity, and 50% based on key performance indicators approved by the Compensation Committee. For our other executives, 80% of their annual cash incentive awards were determined based on achievement in growth of Adjusted Sales or achievement of specified levels of Adjusted Operating Income as a Percentage of Adjusted Sales, in the case of payments up to 100% of target, and achievement of Adjusted Operating Income above a threshold level, in the case of over-achievement annual cash incentive award opportunity, and 20% based on key performance indicators set by the Chief Executive Officer and approved by the Compensation Committee.

28	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

The tables set forth below show payout levels as a percentage of target annual cash incentive award based on minimum and target levels for growth in Adjusted Sales (in U.S.$ or on a constant currency basis) and minimum and target levels for achievement in Adjusted Operating Income as a Percentage of Adjusted Sales.

	GROWTH IN ADJUSTED SALES Over FY20				--OR--	ADJUSTED OPERATING INCOME AS A PERCENTAGE OF FY21 ADJUSTED SALES
	in Constant Currency		in US $$

	Growth	Payout	Growth	Payout		% of Adjusted Sales	Payout
Min	1.50%	50%	1.55%	50%		3.06%	50%
Target	3.10%	100%	3.10%	100%		3.36%	100%

In the case of over-achievement incentives, the Compensation Committee and the Board reviewed peer company incentive awards above target to determine the appropriate allocation of the over-achievement pool. Based on that review, and for sake of simplicity, the Committee determined that of the amount earned in over-achievement incentives, 40% should be awarded to the Chief Executive Officer and 60% should be awarded to the executives. The over-achievement incentives were payable partially in cash and partially in additional equity awards in the form of performance stock units, or PSUs, with no cap on over-achievement cash payouts and additional PSUs. The group of other executives is comprised of our Executive Vice Presidents, one Senior Vice President (who has since been promoted to Executive Vice President) and the President of our former Aeropost subsidiary. We refer to this group of executives as our “Action Task Force” or “ATF Team.” The over-achievement pool payable to the ATF Team is allocated between cash and additional PSUs in the same proportions as the ATF Team’s aggregate target annual cash incentive awards and the aggregate initial grant date value of their PSU awards represent as a percentage of their total cash annual incentive awards and PSUs. Additional cash incentive awards are then allocated to individual members of the ATF Team in proportion to their respective target annual cash incentive awards, and additional PSUs are allocated in proportion to their respective initial PSU awards. Likewise, the CEO’s over-achievement cash and PSUs are allocated in proportion to her target annual cash incentive award and the aggregate initial grant date value of her PSUs.

“Adjusted Sales” are measured as total revenues less revenues generated by the legacy businesses of our former Aeropost subsidiary, and “Adjusted Operating Income” is measured as reported Operating income excluding revenues and expenses associated with the legacy businesses of our former Aeropost subsidiary, excluding an FX liquidity premium added to the price of goods and services sold in Trinidad to mitigate risk related to the illiquidity of the Trinidad dollar, and, for purposes of determining Adjusted Operating Income above a specified threshold, including expenses associated with annual cash incentive awards and performance stock units, or PSUs, up to target amounts but excluding expenses associated with annual cash incentive awards and incremental PSUs payable with respect to achievement of such Adjusted Operating Income above such threshold. In the case of metrics based on growth in Adjusted Sales, if Adjusted Sales measured in U.S. dollars did not meet minimum or target growth percentages, executives could still achieve the same percentage payouts if sales on a constant-currency basis achieved those minimum or target growth percentages. There is no metric based on Adjusted Operating Income as a Percentage of Adjusted Sales or Adjusted Operating Income above a threshold level on a constant-currency basis. As used here, the term “constant-currency basis” refers to the calculation of revenues excluding the impact of foreign currency exchange rate fluctuations. We believe this measure provides a valuable means of evaluating period-to-period Adjusted Sales growth before the impact of foreign currency exchange issues that are outside our executive officers’ control.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	29

Executive and Director Compensation (continued)

In our audited financial statements for the year ended August 31, 2021, Total revenues is the most directly comparable GAAP financial measure to Adjusted Sales and Adjusted Sales determined on a constant-currency basis, and Operating income is the most directly comparable GAAP financial measure to Adjusted Operating Income. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is contained in Appendix A.

Fiscal 2021 Annual Cash Incentive Awards

To calculate the amount of the annual cash incentive awards earned under the 2021 annual cash incentive award plan up to target levels, if any, we first calculated Adjusted Sales and Adjusted Operating Income. We then determined the highest payout level achieved under growth in Adjusted Sales or Adjusted Operating Income as a Percentage of Adjusted Sales. For fiscal year 2021, we achieved growth in Adjusted Sales of 8.57% and achieved Adjusted Operating Income as a Percentage of Adjusted Sales of 4.25%, both of which were greater than the performance levels required for payment of 100% of the portion of each executive officer’s annual cash incentive award based on corporate performance, which was 80% of target for our executive officers other than Ms. Bahrambeygui and 50% of target for Ms. Bahrambeygui.

In the case of annual cash incentive award opportunities above target levels, the Chief Executive Officer and certain other executives shared an over-achievement pool in an amount equal to 15% of Adjusted Operating Income above the threshold of $125.1 million. Adjusted Operating Income for fiscal year 2021 was $151.7 million, resulting in a pool of $4.0 million, payable in part in cash and in part in additional performance stock units. We then distributed the pool to the Chief Executive Officer and members of the ATF Team in cash and performance stock units based on the allocation formulas described above.

For fiscal year 2021, the Compensation Committee established individual performance metrics for the CEO and approved individual performance metrics for the other Named Executive Officers that were recommended by the CEO. The Compensation Committee then confirmed achievement of each of the individual performance goals for each Named Executive Officer against the specific, measurable targets established for each goal. The Compensation Committee determined a weighted average achievement level for each Named Executive Officer up to 100% and multiplied the portion of such Named Executive Officer’s target bonus based on achievement of individual performance metrics (50% in the case of the CEO and 20% in the case of the other Named Executive Officers) by such percentage to determine the amount to be paid.

The following table sets forth for fiscal 2021 the target bonus amount, the annual cash incentive award based on Company performance and the annual cash incentive award based on individual performance earned by each Named Executive Officer:

Named Executive Officer	Target Annual Cash Incentive Award	Company Performance up to Target	Individual Performance	Cash Portion of Company Over- Achievement	Total Annual Cash Incentive Award
Sherry Bahrambeygui	$1,800,000	$900,000	$900,000	$892,603	$2,692,603
Michael L. McCleary	141,625	113,300	28,325	151,075	292,700
William Naylon	156,250	125,000	31,250	166,676	322,926
Francisco Velasco	141,625	113,300	28,325	151,075	292,700
John Hildebrandt	131,250	105,000	26,250	140,008	271,258

Long-Term Incentive Compensation and Performance-based Equity Compensation. We believe that long-term incentives for higher-level executives are consistent with the values and culture of the Company and therefore should be an integral and heavily weighted part of the overall executive compensation program. Direct linkages of executive pay with the Company’s stock price performance encourages and rewards an owner-operator mindset among the Company’s executives and incentivizes executives to take actions that generate long-term sustainable benefits to the Company.

30	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

PriceSmart uses restricted stock and performance stock units as long-term incentive vehicles because:

•	restricted stock and the related vesting period help attract and retain executives;

•

the value received by the recipient of an award of restricted stock or performance stock units is enhanced as our stock price increases; therefore, restricted stock and performance stock units promote teamwork and collaboration and enhance the executives’ incentives to increase the stock price consistent with stockholders’ interests; and

•

restricted stock and performance stock units help to provide a balance to the overall executive compensation program as restricted stock rewards executives for increases in stockholder value over the longer term.

PriceSmart historically has awarded restricted stock with time-based vesting to its Named Executive Officers, but the Compensation Committee determined that performance-based equity is an important tool alongside grants of restricted stock with time-based vesting. The Compensation Committee believes that these two equity instruments – performance stock units and restricted stock — will work together to provide the Company’s executives a competitive pay opportunity that focuses executives on maximizing stockholder value over the long term.

In fiscal year 2017, the Compensation Committee decided that the Company should make smaller annual grants of restricted stock vesting over a period of three years instead of the larger, periodic grants vesting over five or more years the Compensation Committee had previously made. In moving to annual awards, the Compensation Committee noted that moving to smaller, but more frequent, awards would give the Compensation Committee greater flexibility to adjust awards to take into account:

•	an individual’s value to the Company, including any extraordinary skills or characteristics which might warrant special consideration;

•	changes in external benchmarks;

•	changes in internal benchmarks, addressing morale and fairness issues;

•	an individual’s trend in compensation relative to changes in the financial performance of the Company; and

•	fiscal responsibility and appropriateness given the short- and long-term performance of the Company.

The Compensation Committee also noted that annual awards would allow the Company to have better fiscal control of the compensation program; would more easily allow for the implementation of pay-for-performance metrics; and would help prevent hardship or windfall scenarios in the future.

In determining the number of shares of restricted stock and performance stock units to be granted to our Named Executive Officers, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the value of restricted stock in relation to other elements of the individual executive’s total compensation and market competitive data. All awards of restricted stock and performance stock units to our executive officers are made by the Compensation Committee.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	31

Executive and Director Compensation (continued)

Fiscal Year 2021 Restricted Stock and Performance Stock Unit Awards

In October 2020 (fiscal year 2021), the Compensation Committee made grants of restricted stock and performance stock units, or PSUs, to the Named Executive Officers. The grants to these Named Executive Officers were comprised of approximately 2/3 restricted stock and 1/3 PSUs with a three-year vesting schedule and the same performance criteria described above. For our Named Executive Officers for fiscal year 2021, the number of shares underlying restricted stock awards and PSU awards at target levels are set forth below.

Named Executive Officer	Restricted Stock Awards	PSUs at Target
Sherry Bahrambeygui	34,415	17,208
Michael L. McCleary	2,411	1,206
William Naylon	5,450	2,725
Francisco Velasco	4,167	2,084
John Hildebrandt	2,166	1,083

For fiscal year 2021, the Compensation Committee used the same corporate performance criteria for PSUs at target levels for all executive officers as it did for cash bonuses for executive officers—minimum and target levels for growth in Adjusted Sales (in U.S.$ or on a constant currency basis) and minimum and target levels for achievement in Adjusted Operating Income as a Percentage of Adjusted Sales. In the case of opportunities for PSU achievement above target levels, as noted above, the Chief Executive Officer and certain other executives share an over-achievement pool in an amount equal to 15% of Adjusted Operating Income above the threshold level of $125.1 million, payable partially in cash and partially in additional PSUs.

In the case of opportunities for PSU achievement above target levels, as noted above, the executives earned an over-achievement pool of $4.0 million. This pool was allocated between cash awards and additional PSUs and allocated among the Chief Executive Officer and members of the ATF Team based on the allocation formulas described above. We then compared the dollar value of the portion of the over-achievement pool allocated to additional PSUs with the dollar value of PSUs earned at target to determine the over-achievement percentage. We then multiplied the number of shares covered by a PSU award by such percentage to determine the adjusted number of shares underlying each PSU award. There is no cap (other than limits on awards under the Company’s Amended and Restated 2013 Equity Incentive Award Plan) on over-achievement PSUs. Following satisfaction of performance targets, PSUs effectively become time-vested RSUs that vest over a three-year period from the date of the award.

For our Named Executive Officers for fiscal year 2021, the number of shares underlying PSUs at target performance plus the number of shares earned based on over-achievement performance are set forth below.

Named Executive Officer	Target PSUs	Performance up to Target	Over-Achievement PSU shares	Total PSUs
Sherry Bahrambeygui	17,208	17,208	10,327	27,535
Michael L. McCleary	1,206	1,206	949	2,155
William Naylon	2,725	2,725	2,145	4,870
Francisco Velasco	2,084	2,084	1,640	3,724
John Hildebrandt	1,083	1,083	852	1,935

Our Named Executive Officers recognize taxable income from restricted stock and performance stock units when and as shares vest. On each vesting date, the Company repurchases a portion of the shares vesting on such vesting date from the participant to cover the tax obligations triggered by the vesting. The Company repurchases the shares at their fair market value on the date

32	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

of vesting and pays this amount directly to the taxing authorities. The Company generally receives a corresponding tax deduction for compensation expense in the year of vesting, subject to limits on the deductibility of compensation in excess of $1.0 million paid to certain executives under Internal Revenue Code Section 162(m). The amount included in the participant’s wages upon such vesting, and, subject to Section 162(m), the amount we may deduct, is equal to the fair market value of a share of Common Stock on the date the shares vest, multiplied by the number of shares vesting.

Other Benefits. PriceSmart’s Named Executive Officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan and our medical, dental, vision, long and short-term disability and life insurance plans, in each case on the same basis as other employees. We also provide LifeLock identity theft protection services for our executive officers. The Compensation Committee believes that these perquisites are no greater than competitors’ practices.

Peer Group

The Compensation Committee establishes individual executive compensation at levels the Compensation Committee believes are comparable with those of executives in other companies of similar size and stage of development operating in retail industries, taking into account our own strategic goals and our relative performance. Management utilized the Aon TCM (Total Compensation Measurement) Survey, the Mercer Benchmark Database and additional competitive information provided by our compensation consultant.

PriceSmart is the largest operator of membership warehouse clubs in Latin America and the Caribbean. We are incorporated and headquartered in the U.S., but the large majority of our retail and operational footprint is international. The Company operates in 13 different countries and territories, each with unique characteristics and a variety of currencies, and tax and legal regimes, and sometimes in challenging geopolitical markets. We seek to maximize the value of PriceSmart membership to members by operating a low-margin model focused on providing the best possible value on high-volume products, which are tailored to a large and exclusively international member base. This requires our management team to focus on purchasing, supply chain and other operational efficiencies.

There are few publicly traded companies in the U.S. that have a similar profile to PriceSmart’s in terms of operating model, customer focus and geographic footprint. The complexities of our business show up in our daily operations in navigating different local and international laws, local customs and preferences, political changes and foreign currency conversions. We are not like many traditional retailers, which is evidenced to a degree by the fact that only one public company in the U.S. — BJ’s Wholesale Club – names PriceSmart as a peer company in its proxy. The other most directly comparable company to PriceSmart is Costco Wholesale Corporation, whose size relative to PriceSmart’s makes comparisons impractical for executive compensation purposes.

In developing a peer group for executive pay purposes, we started with a premise that a diverse set of US-based retailers and grocers would be most reflective — though not fully reflective — of our Company’s business focus and managerial complexity, as well as the market within which we compete for executive-level talent. In July 2020, the Compensation Committee, with advice from its independent executive compensation consultant, approved an executive pay peer group made up of the 21 US-based retailers and grocers listed below. The Company used the peer group to evaluate fiscal year 2021 compensation decisions. Although each of the peer companies features at least one aspect of the Company’s business, the Compensation Committee noted that no single company identified as a peer has international operations, both brick and mortar and ecommerce sales, and a low-margin model focused on sourcing and selling products in high volumes. As a result, the Compensation Committee will monitor and adjust this peer group from time to time to ensure continuing relevance with our company size, the complexities associated with our international footprint, our mix of brick and mortar and ecommerce sales, our business strategy and our executive talent needs.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	33

Executive and Director Compensation (continued)

The executive pay peer group consists of the following companies:

Abercrombie and Fitch	Five Below	Sprouts Farmers Market
Big Lots	Fossil	StitchFix
BJ’s Wholesale Club	Fresh Del Monte Produce	The Andersons
Burlington Stores	Guess?	The Chefs’ Warehouse
Chewy	Ingles Market	ULTA
Dillard’s	Mercado Libre	Village Super Market
Designer Brands f/k/a DSW	Revlon	Weis Markets

These companies were identified based on the following criteria:

•	Consumer staples and consumer durables. The Compensation Committee assigned priority to companies in the consumer staples and consumer durables sectors.

•

Comparable scale by revenue and market capitalization. At the time the Compensation Committee established the peer group, the 21 companies reported annual revenue ranging roughly from 0.3x to 3.0x PriceSmart’s trailing twelve months revenue as of July 2020 of $3.3 billion and had market capitalizations of 0.3 to 3.0x PriceSmart’s 30-day average market capitalization of $1.8 billion as of July 3, 2020.

•

Comparable companies used by proxy advisors. In identifying the peer group, the Compensation Committee took note of the criteria proxy advisors will apply when determining their “Say on Pay” recommendations.

•

Sustainable growth. The Compensation Committee assigned priority to comparable companies that demonstrated opportunities for sustained growth in revenue and profitability without over- or under-extending.

•

Significant international presence. The peer group shows a preference for retailers and grocers with a strong international presence to reflect the complexities that PriceSmart faces in its international operations. PriceSmart’s international orientation is among the highest of its peer group at 100% of sales from outside the U.S.

•

Comparability to PriceSmart’s membership-based, club model. The Compensation Committee assigned priority to potential peers that have membership-based or loyalty-type programs. Consideration is also given to operating margins and the intensiveness of supply chain and logistics, more broadly.

•	Comparability in store format. Companies with larger store formats were prioritized over those retailers with more, but smaller, store formats.

This peer group for fiscal year 2021 compensation decisions is the same as the group the Compensation Committee used for fiscal year 2020 compensation decisions, except that Neiman Marcus Group and Smart & Final Stores, which were included in the peer group for fiscal year 2020 compensation decisions, are no longer included because they ceased to be SEC reporting companies in 2019. Based on the recommendation of Aon, the Compensation Committee added Chewy and Revlon to its peer group to replace the two companies that dropped out. These companies were selected because they were deemed to be the “best fit” in terms of financial profile and business/product focus.

Aon also provided to the Compensation Committee published survey data capturing public cash and equity compensation data. Survey data is collected from the Aon TCM (Total Compensation Measurement) Survey with the following data cuts — consumer staples and durables companies with between $1 billion and $10 billion in annual revenues and market capitalizations between $600 million and $5.3 billion.

To determine market-competitive executive pay levels, Aon weighted named peer proxy data at 50% and broad survey data at 50% to create a competitive market composite.

34	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

For fiscal year 2021, as a part of its compensation program review process, the Compensation Committee assessed base salary, target annual cash incentive opportunity, target total cash compensation, annual long-term incentive delivery, retention analysis and the Company’s current aggregate equity usage compared to peer group and survey data. The Compensation Committee noted substantial variation between the compensation levels and pay mix of similarly situated executives, particularly when evaluating the competitiveness of the Company’s long-term incentive awards. After evaluating PriceSmart’s target pay opportunities against these external benchmarks, the Compensation Committee determined that salaries are competitive at market median (with some individual variation), annual cash incentive opportunity significantly lags the market for the Named Executive Officers other than the CEO (whose annual cash incentive opportunity falls between the 50th and 75th percentiles), long-term incentives are at the low end of the competitive market and total direct compensation (i.e., cash plus equity) is at the low end of the competitive market.

The Compensation Committee believes that where it is reasonable and practical, the competitiveness of the Company’s executive compensation should be determined by comparing total remuneration to average performance at approximately the 50th percentile of a peer group and general market survey. However, the Compensation Committee recognizes that it is in PriceSmart’s interest to recognize the complexities of the retail global market, and accordingly, our compensation needs to reflect the need to attract and retain superior talent to address the complexities of our markets. Further, to the extent individual and company performance exceeds expectations, compensation should follow. For example, if top quartile performance is achieved, compensation should likewise be in the top quartile.

Compensation data for the peer group of companies and survey data are among only two of the many factors the Compensation Committee considers in setting compensation for PriceSmart’s Named Executive Officers, and actual compensation may vary based on the Compensation Committee’s review of other considerations, including the Company’s and the individual Named Executive Officer’s performance and the value of the executive’s leadership and other skills to the Company.

In connection with setting compensation levels for fiscal year 2022, the Compensation Committee noted the increasing complexity of the Company’s business as it moves toward an omni-channel model and the resulting need to retain and attract senior executives with digital technology expertise or that otherwise have the necessary skills and experience to fuel the Company’s growth. Accordingly, for fiscal year 2022, the Compensation Committee has increased salaries, annual cash incentive opportunities and long-term incentives for executives, where appropriate, to bring them in line with the 50th percentile for total compensation for executives as shown in the peer group data and the general market survey.

Severance and Change in Control Payments

We have entered into agreements that require us to make payments and/or provide benefits to our Named Executive Officers under specified circumstances in the event of a termination of their employment without cause, resignation for “good reason” or our providing notice of our intent not to renew the agreement at the end of then-current term. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary continuation and are intended to provide for a stable work environment. We believe that reasonable severance benefits for our Named Executive Officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations.

We also provide for accelerated vesting of the time-based component of all equity awards for all employees in the event of a change in control as a means of reinforcing and encouraging the continued attention and dedication of our employees to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing these change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	35

Executive and Director Compensation (continued)

The Company provides severance and change-in-control benefits because they are essential to help us fulfill our objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive with those of similarly sized companies in our industry and company size and to attract and retain highly qualified individuals. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels.

Say-on-Pay Feedback from Stockholders

At our 2021 Annual Meeting of Stockholders, we sought an advisory vote from our stockholders regarding our executive compensation program and received a 91.2% favorable vote supporting the program, excluding abstentions and broker non-votes. For fiscal year 2021, the Compensation Committee considered the results of the advisory vote as part of its annual review of the compensation provided to our Named Executive Officers and other executives. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the Company’s executive officers.

Stock Ownership Guidelines and Hedging and Pledging Prohibition

To further align executive and stockholder interests, we have adopted stock ownership guidelines for our executives and non-employee directors. The guidelines require our Chief Executive Officer to hold Common Stock with a value of at least five times his or her base salary and our other executive officers to hold Common Stock with a value of at least one times their respective base salaries. The guideline for non-employee directors is three times their annual cash compensation (excluding additional fees, if any, payable for service on any Board committee). Until such time as an executive or non-employee director satisfies the minimum ownership requirement set forth herein, such executive or non-employee directors is required to hold 50% of the equity awards granted by the Company on or after the date such executive or non-employee director becomes subject to these guidelines (“Covered Equity Awards”). All in-the-money vested stock options, unvested time-based restricted stock, unvested time-based restricted stock units, and performance awards for which performance criteria have been met but that remain subject to time-based vesting shall satisfy the stock ownership guidelines without reduction for any portion of an award that may be subject to forfeiture to satisfy tax withholding that may be triggered upon vesting. The guidelines do not restrict an executive or non-employee director’s sale of shares that he or she held prior to becoming subject to these guidelines or that the executive or non-employee director acquired in any manner other than through Covered Equity Awards; provided that an executive or non-employee director may, at his or her sole option, elect to have the Company take into account shares that he or she held prior to becoming subject to the guidelines or that he or she acquired in any manner other than through Covered Equity Awards.

After an executive or non-employee director satisfies the minimum ownership requirement as of a measurement date, he or she will be deemed to be in compliance with the stock ownership guidelines notwithstanding subsequent changes in the value of his or her shares. If an executive or non-employee director sells or otherwise disposes of any shares or receives an increase in compensation, his or her compliance will be re-evaluated at the end of the fiscal year. In addition, for purposes of determining the number of shares that may be sold in a fiscal year, an executive’s or non-employee director’s shares will be valued at the greater of the closing price on the last trading day of the last fiscal year and the closing price on the trading day prior to a proposed sale. If he or she has fallen under the required ownership level as of the end of the fiscal year, he or she can only sell 50% of any Covered Equity Awards (net of amounts required to satisfy any applicable tax obligations arising in connection with the exercise or vesting of any equity award) that vest once he or she has fallen under the required ownership level unless (i) he or she held shares prior to becoming subject to these guidelines or he or she acquired shares in any manner other than pursuant to Covered Equity Awards and (ii) he or she elects to have such shares included in the compliance calculation to permit greater sales of Covered Equity Awards. Notwithstanding the foregoing, regardless of the state of their compliance with the applicable minimum ownership requirement, executives and non-employee directors may immediately sell shares (i) acquired upon the exercise of

36	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

stock options for the limited purposes of paying the exercise price of the stock option, and (ii) to satisfy any applicable tax obligations arising in connection with the exercise or vesting of any equity award.

The Compensation Committee has the discretion to waive compliance with these guidelines on a case-by-case basis for any executive officer, and the Board of Directors has the discretion to waive compliance with these guidelines on a case-by-case basis for any non-employee director, who, due to his or her particular financial circumstances or other special circumstances, would incur a hardship by complying with these guidelines.

In addition to the minimum stock ownership requirements, we do not allow our executive officers or non-employee directors to enter into any hedging, pledging or monetization transactions involving our Common Stock.

Recoupment Policy

We adopted a Compensation Recoupment Policy effective as of September 19, 2017. The recoupment (or “clawback”) policy provides the Compensation Committee with broad discretion to recoup certain incentive awards made to the Company’s executive officers when it determines that (1) an executive engaged in serious misconduct or failed to supervise a subordinate employee who engaged in serious misconduct which the executive knew, or was reckless in not knowing, was occurring, and (2) such misconduct resulted in a material violation of law or a written Company policy that caused significant financial or reputational harm to the Company. This clawback policy is broader than current and expected regulatory requirements. The policy can be found on the Corporate Governance section of our website.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required to be included in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in our Proxy Statement.

The foregoing has been furnished by the Compensation Committee.

Beatriz Infante

Jeffrey Fisher

Leon C. Janks

David R. Snyder

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	37

Executive and Director Compensation (continued)

Executive Compensation

Summary of Compensation

The following table sets forth the compensation for fiscal year 2021 by any person who served as our Chief Executive Officer or Chief Financial Officer during the fiscal year and the three other most highly compensated executive officers who were serving as executive officers at August 31, 2021. These persons are referred to as the Company’s “Named Executive Officers” elsewhere in this Proxy Statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Sherry Bahrambeygui
—Chief Executive Officer and President(2)
	2021	$1,200,000	$ —	$3,576,958		$2,692,603	$80,552(4)	$7,550,113
	2020	925,000	500,000	3,718,415		1,032,500	70,161(4)	6,246,076
	2019	755,208	729,300	4,428,493	(3)	—	68,195(4)	5,981,196
Michael L. McCleary
—Executive Vice President And Chief Financial Officer(5)
	2021	566,500	—	250,622		292,700	27,949(6)	1,137,771
	2020	371,754	150,000	804,235		106,500	25,705(6)	1,458,194
William J. Naylon
—Executive Vice President and Chief Operating Officer
	2021	625,000	—	566,446		322,926	26,539(7)	1,540,911
	2020	577,500	—	881,882		127,800	28,573(7)	1,615,755
	2019	591,259	—	611,312		—	28,813(7)	1,231,384
Francisco Velasco
—Executive Vice President, Secretary and General Counsel
	2021	566,500	—	433,132		292,700	25,858(8)	1,318,190
	2020	529,375	—	711,430		117,150	23,086(8)	1,381,041
	2019	550,000	—	101,445		—	16,395(8)	667,840
John Hildebrandt
—Executive Vice President
	2021	525,000	—	225,123		271,258	25,372(9)	1,046,753
	2020	456,225	—	517,336		100,962	21,370(9)	1,095,893
	2019	465,698	—	101,765		—	18,883(9)	586,346
(1)

Represents the aggregate grant date fair value of the restricted stock awards and performance stock units granted to the Named Executive Officers in the relevant fiscal year in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” (“ASC 718”). For information regarding assumptions made in connection with this valuation, please see Note 7 Stock Based Compensation to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2021, filed with the SEC on October 21, 2021.

(2)	Ms. Bahrambeygui was appointed interim Chief Executive Officer effective November 16, 2018 and became Chief Executive Officer on January 30, 2019.
(3)

Excludes $1,549,676 in grant value of stock awards forfeited by Ms. Bahrambeygui in connection with her moving from interim to permanent Chief Executive Officer. In February 2019, Ms. Bahrambeygui and the Compensation Committee agreed to terminate continued vesting of the stock awards made to her in connection with her becoming interim Chief Executive Officer and replace such awards with new awards appropriate for her becoming permanent CEO. As a result, Ms. Bahrambeygui vested in only the pro rata portion of the awards made to her as interim Chief Executive Officer associated with the period during which she served in that role.

(4)

For fiscal year 2021, includes dividend payments of $58,024 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $17,400. For fiscal year 2020, represents dividend payments of $53,061 on unvested restricted stock awards

38	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

and 401(k) contributions made by the Company totaling $17,100. For fiscal year 2019, represents dividend payments of $29,035 on unvested restricted stock awards, 401(k) contributions made by the Company totaling $11,200 and a transition payment of $27,960.
(5)	Mr. McCleary was appointed interim Chief Financial Officer effective December 10, 2019 and became Chief Financial Officer effective April 1, 2020.
(6)

For fiscal year 2021, includes dividend payments of $8,668 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $17,380. For fiscal year 2020, represents dividend payments of $5,556 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $20,149.

(7)

For fiscal year 2021, includes dividend payments of $13,573 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $12,642. For fiscal year 2020, represents dividend payments of $15,673 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $12,900. For fiscal year 2019, represents dividend payments of $17,613 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $12,900.

(8)

For fiscal year 2021, includes dividend payments of $8,894 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $16,321. For fiscal year 2020, represents dividend payments of $7,561 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $15,525. For fiscal year 2019, represents dividend payments of $5,195 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $11,200.

(9)

For fiscal year 2021, includes dividend payments of $6,873 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $18,275. For fiscal year 2020, represents dividend payments of $7,995 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $13,375. For fiscal year 2019, represents dividend payments of $7,683 on unvested restricted stock awards and 401(k) contributions made by the Company totaling $11,200.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	39

Executive and Director Compensation (continued)

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended August 31, 2021 to the Named Executive Officers.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	Grant Date Fair Value Stock and Option ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)(2)
Sherry Bahrambeygui
		$900,000	$1,800,000	N/A
		N/A	540,722	N/A
	10/12/2020(4)		—	—	8,604	17,208	N/A	—	$1,192,342
	10/12/2020(5)		—	—	—	—	—	34,415	2,384,615
Michael L. McCleary
		$70,813	$141,625	N/A
		N/A	91,508	N/A
	10/12/2020(4)		—	—	603	1,206	N/A	—	83,564
	10/12/2020(5)		—	—	—	—	—	2,411	167,058
William J. Naylon
		$78,125	$156,250	N/A
		N/A	100,958	N/A
	10/12/2020(4)		—	—	1,363	2,725	N/A	—	188,815
	10/12/2020(5)		—	—	—	—	—	5,450	377,631
Francisco Velasco
		$70,813	$141,625	N/A
		N/A	91,508	N/A
	10/12/2020(4)		—	—	1,042	2,084	N/A	—	144,400
	10/12/2020(5)		—	—	—	—	—	4,167	288,731
John Hildebrandt
		$65,625	$131,250	N/A
		N/A	84,804	N/A
	10/12/2020(4)		—	—	542	1,083	N/A	—	75,041
	10/12/2020(5)		—	—	—	—	—	2,166	150,082
(1)

The amounts in the columns under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” represent (i) our named executive officers’ threshold and target annual cash incentive awards for fiscal 2021 for individual performance and corporate performance up to target pursuant to the 2021 bonus plan and (ii) an estimate of the amounts the named executive officers would receive for fiscal 2021 for corporate over-achievement performance. In accordance with Instruction 2 to Item 402(d) of Regulation S-K, the estimated amounts are the amounts the named executive officers would receive under the 2021 bonus plan for corporate over-achievement assuming the previous fiscal year’s performance. The annual cash incentive awards are further described in the “Elements of Compensation” section of the “Compensation Discussion and Analysis.” In fiscal year 2021, the Company achieved growth in Adjusted Sales of 8.57%, resulting in satisfaction of the performance criteria at the 100% level for purposes of determining annual cash incentive awards for corporate performance up to target. In the case of annual cash incentive award opportunities based on corporate performance above target, the Chief Executive Officer and certain other executives shared an over-achievement pool in an amount equal to 15% of Adjusted Operating Income above the threshold of $125.1 million. Adjusted Operating Income for fiscal year 2021 was $151.7 million, resulting in a pool of $4.0 million, payable approximately 60% in cash and 40% in additional performance stock units.

(2)	See Note 1. Performance stock unit awards were subject to upward adjustment if the Company achieved Adjusted Operating Income above the threshold of $125.1 million
(3)

Represents the aggregate grant date fair value of the restricted stock awards and performance stock units granted to the Named Executive Officers in the relevant fiscal year in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” (“ASC 718”). For information regarding assumptions made in connection with this valuation, please see Note 7 Stock-Based Compensation to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2021, filed with the SEC on October 21, 2021.

40	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

(4)

Award of performance stock units subject to vesting upon the Company’s achievement of revenue or operating income targets specified by the Compensation Committee for fiscal year 2021. In fiscal year 2021, the Company achieved growth in Adjusted Sales of 8.57%, resulting in satisfaction of the performance criteria at the 100% level. In the case of performance stock unit opportunities based on corporate performance above target, the Chief Executive Officer and certain other executives shared an over-achievement pool in an amount equal to 15% of Adjusted Operating Income above the threshold of $125.1 million. Adjusted Operating Income for fiscal year 2021 was $151.7 million, resulting in a pool of $4.0 million, payable approximately 60% in cash and 40% in additional performance stock units.

(5)	Award of restricted stock subject to vesting.

Employment Contracts

Ms. Bahrambeygui – Chief Executive Officer

Ms. Bahrambeygui’s Employment Agreement provides for a term expiring each August 31, which will be automatically renewed annually for additional one-year terms, unless either the Company or Ms. Bahrambeygui provides at least 60 days’ notice that the Company or Ms. Bahrambeygui, as the case may be, wishes to terminate the agreement. The Company may terminate Ms. Bahrambeygui’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice, or immediately upon Ms. Bahrambeygui’s death or disability. Ms. Bahrambeygui may terminate her employment without “good reason” on 60 days’ prior written notice or with “good reason” upon 30 days’ notice and opportunity for the Company to cure the conditions providing “good reason.”

The Employment Agreement specifies a base salary of $1,000,000 per year, which may be increased, but not decreased, at the Company’s discretion. The Employment Agreement states that Ms. Bahrambeygui is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to senior executives of the Company under the Company’s benefit practices and plans. The Employment Agreement specifies that for the 2019 fiscal year, Ms. Bahrambeygui was eligible to receive a target bonus of $291,800 (which was pro-rated based on service for the period commencing January 30, 2019 and ending August 31, 2019), and for the 2020 fiscal year, Ms. Bahrambeygui was eligible to receive a target bonus of $1,000,000.

In addition, the Employment Agreement provides that, except as specified below for the 2019 and 2020 fiscal years, Ms. Bahrambeygui will be eligible to receive for each fiscal year ending during the term an annual long-term incentive equity award. The anticipated value of each award will be $2,500,000, with the number of shares subject to the award calculated based on the average closing price per share for the 30-day trading period prior to the date of grant. Each award is anticipated to vest approximately: (i) 1/3 based on achievement of performance metrics, such performance metrics to be substantially similar to those applicable to other executive officers; and (ii) 2/3 based on service, such service-based vesting to be substantially similar to the vesting terms applicable to other executive officers. The actual value of the award for any fiscal year and the actual vesting terms for each such award, however, will be determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion, acting in good faith, with consideration of all applicable facts and circumstances existing at that time.

Upon termination of Ms. Bahrambeygui’s employment with the Company for any reason, she will be entitled to receive any earned but unpaid base salary, unpaid expense reimbursements and any vested benefits she may have under any employee benefit plan of the Company.

In the event that the Company terminates Ms. Bahrambeygui’s employment without “cause” or upon her death or “disability,” Ms. Bahrambeygui terminates her employment for “good reason” or the Company elects to cause the non-renewal of the Employment Agreement such that it expires at the end of its then-current term, Ms. Bahrambeygui also will be entitled to:

•

payment of an amount equal to one times base salary, payable over 24 months in conformity with the Company’s normal payroll period (less any earned income or disability payments received during such period, in the case of a termination upon her disability),

•	continued contribution of the premium cost for Ms. Bahrambeygui’s and her eligible dependents’ participation in the Company’s group health plan for 12 months,

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	41

Executive and Director Compensation (continued)

•	payment of any earned but unpaid bonus for the year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).

In the event Ms. Bahrambeygui resigns her employment with the Company without “good reason” but provides at least 60 days’ notice of her resignation, she also will be entitled to receive payment of any accrued but any unpaid bonus for the year prior to termination (payable when all other bonuses are paid).

The foregoing severance benefits are the exclusive benefits that would be payable to Ms. Bahrambeygui under her Employment Agreement by reason of her termination. Payment of the severance benefits is conditioned on Ms. Bahrambeygui’s continued compliance with her obligations with respect to confidentiality, non-solicitation of employees and non-interference with the Company’s customers and contracts and Ms. Bahrambeygui (or her estate) executing and delivering to the Company a full release of all claims in a form reasonably acceptable to the Company.

Other Executive Officers

The Company also has entered into employment agreements with each of its other executive officers that automatically renew each year unless either the Company or the executive provides at least 60 days’ notice that the Company or executive, as the case may be, wishes to terminate the agreement. Each employment agreement specifies the base salary in effect at the time the agreement was entered into and provides that the amount may be increased, but not decreased, at the Company’s discretion.

The employment agreements state that the executive is eligible to participate in the Company’s bonus plan in effect at the time and to receive all other benefits offered to senior executives of the Company under the Company’s benefit practices and plans.

In addition to termination at the end of the term if one party elects to terminate the agreement, the executive may terminate his or her employment on 60 days’ prior written notice. The Company may terminate the executive’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice. In the event that (i) the Company terminates an executive’s employment without “cause”; (ii) upon termination due to an executive’s “disability”; (iii) the executive terminates his or her employment for “good reason”; or (iv) the Company elects to cause the non-renewal of the employment agreement such that it expires at the end of its then-current term, subject to the executive providing a release to the Company, the executive will be entitled to:

•	payment of an amount equal to one times base salary then in effect, payable in 24 equal installments over a period of 12 months,

•	continued contribution of the premium cost for the executive’s and his eligible dependents’ participation in the Company’s group health plan for 12 months,

•	payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus earned for the year of termination (payable when all other bonuses are paid).

Upon an executive’s death, the executive’s estate will be entitled to receive continued contribution of the premium cost for executive’s eligible dependents’ participation in the Company’s group health plan for 12 months and payment of any accrued but any unpaid bonus for any year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).

The employment agreements also contain confidentiality provisions, restrictions on solicitation of employees and interference with the Company’s customers and contracts, and other terms and conditions customary to executive employment agreements.

42	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

Equity Incentive Plans

Prior to January 22, 2013, the Company had three active Equity Incentive Plans. On January 22, 2013, the Company adopted the 2013 Equity Incentive Award Plan and agreed not to issue any additional awards under prior plans.

2001 Equity Participation Plan

The 2001 Equity Participation Plan of PriceSmart, Inc. (the “2001 Plan”) had a total of 2,263 shares outstanding as of November 30, 2021, all of which are subject to outstanding and unvested restricted stock units.

The 2001 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2001 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock.

2002 Equity Participation Plan

The 2002 Equity Participation Plan of PriceSmart, Inc. (the “2002 Plan”) has a total of 14,714 shares outstanding as of November 30, 2021, all of which are subject to outstanding and unvested restricted stock awards.

The 2002 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2002 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock.

2013 Equity Incentive Award Plan

Under the 2013 Equity Incentive Award Plan of PriceSmart, Inc., as amended (the “2013 Plan”), as of November 30, 2021, there were 250,992 shares of Common Stock subject to outstanding unvested restricted stock awards, 90,919 shares subject to outstanding restricted stock units, and 80,670 shares subject to outstanding performance stock units, and 587,436 shares of Common Stock were available for future grants.

The 2013 Plan provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof.

The 2013 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2013 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock, subject to prior achievement of vesting criteria in the case of performance stock units. In addition to the foregoing, in the event of termination of a plan participant’s service as a result of death or “disability,” any equity awards granted to such participant will, to the extent then unvested, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock, subject to prior achievement of vesting criteria in the case of performance stock units.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	43

Executive and Director Compensation (continued)

The Retirement Plan of PriceSmart, Inc.

In 1998, the Company established a retirement plan. The retirement plan is designed to be a “qualified” plan under applicable provisions of the Internal Revenue Code of 1986, as amended, covering all employees, as defined in the retirement plan. Each year, participants may contribute up to 100% per pay period of their pre-tax annual compensation (as defined in the retirement plan) up to the maximum allowable by the Internal Revenue Code of 1986, as amended. Participants also may contribute amounts representing distributions from other qualified plans. Effective January 1, 2011, the Plan was amended to replace the Company match with a discretionary contribution of 4% of the employee’s eligible compensation up to the IRS maximum allowed to all employees regardless of their own salary deferrals. Effective January 1, 2016, the Company began providing up to a 2% matching contribution to non-officer employees who contribute at least 1% of their eligible pay, and during fiscal year 2019 expanded the 2% matching contribution to officers who contribute at least 1% of their eligible pay. Although the Company has not expressed any intent to do so, the Company has the right under the retirement plan to discontinue its contributions at any time and to terminate the retirement plan, subject to the provisions of Employee Retirement Income Security Act of 1974, as amended. All participants in the retirement plan are immediately vested in their accounts and earnings thereon.

44	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at August 31, 2021 with respect to the Named Executive Officers.

Name	Grant Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(2)
Sherry Bahrambeygui
	9/27/2019	8,937	$756,160	—	$—
	9/27/2019	—	—	8,938	756,244
	7/29/2020	5,040	426,434	—	—
	10/12/2020	20,384	1,724,690	—	—
	10/12/2020	—	—	17,208	1,455,696
Michael L. McCleary
	1/25/2012	905	76,572	—	—
	2/24/2017	117	9,899	—	—
	3/6/2020	553	46,789	—	—
	4/1/2020	1,684	142,483	—	—
	4/1/2020	—	—	1,684	142,483
	7/20/2020	2,520	213,217	—	—
	10/12/2020	1,591	134,615	—	—
	10/12/2020	—	—	1,206	102,040
William J. Naylon
	1/25/2012	3,017	255,268	—	—
	10/23/2018	—	—	1,234	104,409
	9/27/2019	2,967	251,038	—	—
	9/27/2019	—	—	2,968	251,122
	7/20/2020	2,520	213,217	—	—
	10/12/2020	3,463	293,004	—	—
	10/12/2020	—	—	2,725	230,562
Francisco Velasco
	10/23/2018	—	—	506	42,813
	9/27/2019	1,573	133,092	—	—
	9/27/2019	—	—	1,872	158,390
	7/20/2020	2,520	213,217	—	—
	10/12/2020	2,805	237,331	—	—
	10/12/2020	—	—	2,084	176,327
John Hildebrandt
	1/25/2012	1,866	159,574	—	—
	9/27/2019	1,363	115,323	—	—
	9/27/2019	—	—	1,363	115,323
	7/20/2020	2,520	213,217	—	—
	10/12/2020	1,225	103,647	—	—
	10/12/2020	—	—	1,083	91,633

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	45

Executive and Director Compensation (continued)

(1)

Each restricted stock award is subject to certain accelerated vesting upon a change in control, as described under “—Equity Incentive Plans” above. The vesting schedule of shares of restricted stock with service-based vesting requirements, are presented in the table below.

Vesting Date	Sherry Bahrambeygui	Michael L. McCleary	William J. Naylon	Francisco Velasco	John Hildebrandt
October 20, 2021	5,040	2,520	2,520	2,520	2,520
January 24, 2022	—	1,022	3,017	—	1,886
August 29, 2022	20,409	2,515	3,713	2,962	1,363
January 24, 2023	—	553	—	—	—
August 29, 2023	8,912	760	2,717	1,416	1,225
October 26, 2021	11,485	1,252	3,712	2,272	1,151
October 26, 2022	10,205	1,258	1,857	1,482	682
October 26, 2023	4,456	380	1,358	708	613

(2)	The market value is computed by multiplying the closing market price of the Company’s Common Stock ($84.61) on August 31, 2021 by the number of shares subject to stock award.
(3)	Awards of performance stock units.

The following table sets forth certain information with respect to the vesting of shares of restricted stock during the fiscal year ended August 31, 2021 with respect to the Named Executive Officers.

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Sherry Bahrambeygui	48,530	$4,115,712
Michael L. McCleary	7,063	613,853
William J. Naylon	9,823	877,041
Francisco Velasco	5,448	467,141
John Hildebrandt	4,611	419,844
(1)	The value realized upon vesting of a stock award is calculated based on the number of shares vesting multiplied by the fair market value per share of the Common Stock on the vesting date.

Pension Benefits

Other than the Company’s retirement plan, which is described above, the Company does not have any plan that provides for payments or other benefits at, following, or in connection with, retirement for our Named Executive Officers.

Nonqualified Deferred Compensation

The Company does not have any plan that provides for deferred compensation.

46	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

Severance and Change in Control Payments

The following table summarizes the potential payments to each Named Executive Officer in two different potential scenarios: (1) a termination of the Named Executive Officer without cause and (2) a change in control without a termination of employment. The table assumes that the termination of employment or change in control occurred on August 31, 2021, the last business day of our last completed fiscal year. For purposes of estimating the value of accelerated vesting of equity awards to be received in the event of a change in control, the Company has assumed a price per share of its Common Stock of $84.61, which represents the closing market price of its Common Stock as reported on the Nasdaq Global Select Market on August 31, 2021 (the last trading day of fiscal year 2021).

Name	Severance upon Termination without Cause ($)(1)	Acceleration of Restricted Stock and PSUs upon Change in Control ($)(2)
Sherry Bahrambeygui	$3,892,603	$5,119,497	(3)
Michael L. McCleary	859,200	868,099	(4)
William J. Naylon	947,926	1,598,621	(5)
Francisco Velasco	859,200	961,170	(6)
John Hildebrandt	796,258	798,718	(7)
(1)

Under the Named Executive Officer’s employment agreement, in the event of his or her termination other than for cause, death or disability, he or she will be entitled to payment of an amount equal to one times base salary then in effect, payable in 24 equal installments over a period of 12 months, plus a bonus for the fiscal year of the Company in which the termination occurs, prorated for the portion of such fiscal year that he or she is employed by the Company. The amount of the bonus, prior to proration, shall be contingent on attainment of the relevant annual bonus plan performance goals for the year.

(2)

Under the terms of our equity incentive award plans, vesting of all restricted stock awards, restricted stock units and performance stock units for which at least one of the performance criteria have been met will accelerate upon a change in control.

(3)

Includes 26,146 performance stock units, valued for purposes of this table at $2,212,213, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.

(4)

Includes 2,890 performance stock units, valued for purposes of this table at $244,523, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.

(5)

Includes 6,927 performance stock units, valued for purposes of this table at $586,093, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.

(6)

Includes 4,462 performance stock units, valued for purposes of this table at $377,530, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.

(7)

Includes 2,446 performance stock units, valued for purposes of this table at $206,956, the vesting of which will accelerate upon a change in control only if one of the performance criteria has been met prior to the change in control.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	47

Executive and Director Compensation (continued)

Director Compensation

Each non-employee director other than Mr. Price receives an annual retainer of $45,000 per year for serving on the Board of Directors. Mr. Price does not receive compensation for service as Chairman of the Board or as a member of any committee. Mr. Lynn received additional compensation of $35,000 for service as Vice Chairman of the Board. The table set forth below describes additional compensation paid to directors for service as chairmen or members of committees.

Committee	Chair	Member
Audit	$45,000	$15,000
Compensation	25,000	10,000
Nominating/Corporate Governance	15,000	5,000
Finance	25,000	10,000
Real Estate	N/A	5,000
Executive	N/A	5,000
Digital Transformation	50,000	5,000
Environmental and Social Responsibility	15,000	5,000

Effective February 4, 2021, the Board of Directors granted to each non-employee director other than Mr. Price an award of restricted stock units under the 2013 Plan, with dividend equivalents thereon, covering a number of shares having a value equal to $120,000. To determine the number of shares covered by the new grants, the Board of Directors divided the dollar value of the award to be granted by the 30-trading-day average of the Company’s stock price prior to the grants. These awards will vest in full on January 31, 2022, subject to the non-employee director’s continued service on the Board of Directors on such vesting date. The vesting of all restricted stock units accelerates automatically upon a change in control.

Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.

The following table sets forth a summary of the compensation we paid or that was earned by our non-employee directors in the fiscal year ended August 31, 2021.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation(3)	Total
Jeffrey Fisher	$81,083	$124,584	$454	$206,121
Gordon Hanson	69,556	124,584	907	195,048
Beatriz V. Infante	168,750	124,584	907	294,242
Leon C. Janks	187,500	124,584	907	312,992
Mitchell G. Lynn	131,500	124,584	907	256,992
Patricia Márquez	24,333	124,584	907	149,825
Robert Price(4)	—	—	—	—
David R. Snyder	28,389	124,584	907	153,881
Edgar Zurcher	64,448	124,584	907	189,940
(1)	Represents the aggregate grant date fair value of the restricted stock unit award granted to the director on February 4, 2021 calculated in accordance with ASC 718.
(2)

The aggregate number of restricted stock unit awards outstanding at the end of fiscal year 2021 for each of the directors was as follows: Jeffrey Fisher 1,296; Gordon Hanson, 1,296; Beatriz V. Infante, 1,296; Leon C. Janks, 1,296; Mitchell G. Lynn, 1,296; Patricia Márquez, David R. Snyder and Edgar Zurcher, 1,296.

(3)	Represents the amount paid to the director pursuant to dividend equivalents on such director’s unvested restricted stock units.
(4)	Effective May 1, 2012, Mr. Price declined further compensation for his services as a director.

48	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Executive and Director Compensation (continued)

Risk Assessment

Management assessed the Company’s compensation program for the purpose of reviewing and considering any risks presented by the Company’s compensation policies and practices that are likely to have a material adverse effect on the Company.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual cash incentive awards and long-term equity compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to the Company.

Management also noted that we have adopted stock ownership guidelines for our executives and non-employee directors. Management believes the adoption of such guidelines further aligns the interests of our Chief Executive Officer, our other executive officers and our Board of Directors with those of our stockholders. Management also noted that the adoption of the Company’s Compensation Recoupment Policy provides the Compensation Committee with broad discretion to recoup certain incentive awards made to the Company’s executive officers in instances of material violations of law or a written Company policy by an executive officer or by a subordinate employee if the executive failed to supervise the subordinate, if the misconduct caused significant financial or reputational harm to the Company.

Following the assessment, management determined that the Company’s compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company and reported the results of the assessment to the Compensation Committee.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of all our employees and the annual total compensation of our Chief Executive Officer, Sherry Bahrambeygui. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal year 2021, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our current Chief Executive Officer) was $8,261; and

•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table set forth above, was $7,550,113.

Based on this information, for fiscal year 2021, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees is estimated to be 914 to 1.

To identify the median of the annual total compensation of all our employees and determine the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, we took the following steps:

1.	We identified the median employee using our employee population on August 31, 2021, the last day of fiscal year 2021. This population consisted of full-time employees and part-time employees.

2.

To identify the “median employee” from our employee population, we first determined the amount of each employee’s gross earnings (i.e., sum of base pay, cash bonus and equity compensation) as reflected in our payroll records for fiscal year 2021. We then identified our median employee from our employee population using this compensation measure, which was consistently applied to all our employees included in the calculation.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	49

Executive and Director Compensation (continued)

3.

Our median employee is a full-time cashier in one of our Costa Rica warehouse clubs. We are required to identify the median employee only once every three years and calculate total compensation for that employee each year. For purposes of this year’s calculation, we identified a new employee based on the 2021 employee population.

4.

We combined all of the elements of our median employee’s compensation for fiscal year 2021, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $8,261.

5.

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table for fiscal year 2021 for our Chief Executive Officer.

50	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Equity Compensation Plan Information

The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise or vesting of outstanding options, restricted stock units, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at August 31, 2021. For more information regarding the Company’s equity compensation plans, please see “Compensation Discussion and Analysis—Equity Incentive Plans” above.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders
Options	—	N/A	—	(1)
Restricted stock, RSUs and PSUs	375,622	N/A	705,924
Equity compensation plans not approved by security holders	—	—	—

Total	375,622	N/A	705,924
(1)

Although the Company does not currently award options, the shares available for future issuance under the Company’s 2013 Equity Incentive Award Plan could be awarded as options, restricted stock, restricted stock units or other forms of equity incentive awards specified in the plan.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	51

Certain Transactions

Review and Approval of Related-Party Transactions

As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related-party transactions for which such approval is required under applicable law, including Securities and Exchange Commission and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related-party transaction, the Audit Committee may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

Related Party Transactions

Relationships with Edgar Zurcher. Mr. Zurcher, a member of the Company’s Board of Directors, is also a director of a company that owns 40% of Payless ShoeSource Holdings, Ltd., which rents retail space from the Company. The Company recorded approximately $1.4 million in rental income for this space during fiscal year 2021. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica S.A. The Company paid approximately $1.1 million for products purchased from this entity during fiscal year 2021.

Relationships with Price Philanthropies. During fiscal year 2021, the Company sold approximately $1.6 million of supplies to Price Philanthropies Foundation. Robert Price, Chairman of the Company’s Board of Directors, is the Chairman of the Board and President of Price Philanthropies Foundation. Sherry S. Bahrambeygui, a director and the Chief Executive Officer of the Company, serves as Vice President and Vice Chairman of the Board of the Price Philanthropies Foundation. Jeffrey R. Fisher, a director of the Company, serves as the Chief Financial Officer and as a director of the Board of the Price Philanthropies Foundation.

Relationships with Mitchell G. Lynn. Mr. Lynn, a member of the Company’s Board of Directors, is a founder and a limited partner of CRI 2000, LP, dba Combined Resources International (“CRI|). CRI designs and imports consumer products for wholesale distribution, primarily through warehouse clubs. The Company purchased approximately $176,000 of merchandise from CRI during fiscal year 2021.

52	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Proposal 2   Approval of the Compensation of the Named Executive Officers

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2011, or the Dodd-Frank Act, the Company’s stockholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board of Directors.

Although the vote is non-binding, our Compensation Committee and Board of Directors appreciate the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to achieve growth in stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask that our stockholders vote “For” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	53

Proposal 3   Ratification of Selection of Independent Registered Public Accounting Firm

Subject to ratification by the stockholders at the Annual Meeting, the Board, upon recommendation of the Audit Committee, has selected Ernst & Young LLP (“EY”) to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 31, 2022. EY has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended August 31, 2021. EY has served the Company as independent auditors since the Company’s spin-off from Price Enterprises, Inc. in 1997. Representatives of EY are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of EY as our independent registered public accounting firm. However, we are submitting the appointment of EY to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider whether or not to retain EY. Even if the appointment is ratified, the Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Independent Registered Public Accounting Firm

The Audit Committee of the Company’s Board of Directors has selected EY to serve as the Company’s independent registered public accounting firm for the 2021 fiscal year, subject to the Company and EY agreeing on a mutually acceptable engagement letter. Representatives of EY are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and non-audit fees. The aggregate fees billed to the Company by EY, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows (in thousands):

	2021	2020
Audit Fees(1)	$1,915	$1,913
Audit-Related Fees	—	—
Tax Fees(2)	80	274
All Other Fees(3)	9	4

Total	$2,004	$2,191
(1)	Audit Fees consist of fees for professional services performed by EY for the audit of the Company’s annual financial statements and review of quarterly financial statements.
(2)	Tax Fees consist of fees for professional services performed by EY with respect to tax compliance, tax advice and tax planning.
(3)	All Other Fees consist of license fees for a software tool provided by EY.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. From the time that the pre-approval requirements became effective, all permissible non-audit services provided by the Company’s independent registered public accounting firm have been pre-approved by the Company’s Audit Committee. Our Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

54	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

Proposal 3   Ratification of Selection of Independent Registered Public Accounting Firm (continued)

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the ratification of the selection of EY as our independent registered public accounting firm. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	55

General

Delinquent Section 16 Filings

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10% or more of the Company’s Common Stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on our review of such forms received by the Company and the written representations of the reporting persons, the Company has determined that no reporting persons known to the Company were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act.

Stockholder Proposals

In order to be included in our proxy statement and form of proxy relating to our Annual Meeting of Stockholders to be held in 2023, proposals of stockholders intended to be presented at that meeting must be received by us no later than August 19, 2022, which is 120 days prior to the first anniversary of the mailing date of this Proxy Statement. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Second Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2023 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than October 6, 2022 and no later than November 5, 2022 unless the date of the 2023 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2022 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2023 Annual Meeting may exercise discretionary voting power regarding any such proposal.

Annual Report

The Annual Report of the Company for the fiscal year ended August 31, 2021 will be mailed to stockholders of record on or about December 17, 2021. The Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Stockholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary.

Householding of Proxy Materials

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “house holding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of house holding by their broker, bank or other intermediary, and have consented to house holding, either affirmatively or implicitly by not objecting to house holding. If you would like to opt out of this practice for future mailings, and receive separate annual reports and proxy statements for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report or proxy statement without charge by sending a written request to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary or call Investor Relations at (858) 404-8826. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the annual

56	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

General (continued)

report or proxy statement can request delivery of a single copy of the annual report or proxy statement by contacting their broker, bank or other intermediary, sending a written request to the Company at the address above or calling Investor Relations at the telephone number above.

Other Matters

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN

THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors
Francisco J. Velasco Secretary

Dated: December 17, 2021

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	57

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The Compensation Committee selected growth in Adjusted Sales and achievement of specified levels of Adjusted Operating Income as a Percentage of Adjusted Sales as alternative performance measures for the annual cash incentive awards up to target levels for fiscal 2021 because they believe they represent key indicators of the strength of our operating results and incentivizes the participants in our annual cash incentive award program to achieve strong revenue and earnings growth. Executives’ payouts up to 100% of target amounts are based on the highest achievement under either growth in Adjusted Sales or Adjusted Operating Income as a Percentage of Adjusted Sales, not both. The Chief Executive Officer and certain other executives also share an over-achievement pool in an amount equal to 15% of Adjusted Operating Income above the threshold level of $125.1 million. This threshold represents an amount equal to $11.0 million over target Adjusted Operating Income. “Adjusted Sales” are measured as total revenues less revenues generated by the legacy businesses of our Aeropost subsidiary, and “Adjusted Operating Income” is measured as reported Operating income excluding revenues and expenses associated with the legacy businesses of our Aeropost subsidiary and, for purposes of determining Adjusted Operating Income above a specified threshold, includes expenses associated with annual cash incentive awards and performance stock units, or PSUs, up to target amounts but excludes expenses associated with annual cash incentive awards and incremental PSUs payable with respect to achievement of such Adjusted Operating Income above such threshold.

In our audited financial statements for the year ended August 31, 2021, Total revenues is the most directly comparable GAAP financial measure to Adjusted Sales, and Operating income is the most directly comparable GAAP financial measure to Adjusted Operating Income. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth below. Adjusted Sales and Adjusted Operating Income should not be considered as substitutes for total revenues and operating income as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

NON-GAAP RECONCILIATION — ADJUSTED SALES

(Unaudited; USD in Thousands)

	12 Months Ended

	Aug. 31, 2021	Aug. 31, 2020
Total revenues	$3,619,871	$3,329,188
Adjustments:
Aeropost non-merchandise revenue	(46,874)	(38,271)
Adjusted Sales	3,572,996	3,290,917
Growth $	282,079
Growth%	8.57%

NON-GAAP RECONCILIATION — ADJUSTED OPERATING INCOME

(Unaudited; USD in Thousands)

	12 Months Ended

	Aug. 31, 2021	Aug. 31, 2020
Operating income	$158,020	$122,468
Adjustments:
Aeropost operating loss	6,212	14,854
FX liquidity premium (1)	(15,760)	N/A

PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement	A-1

Appendix A (continued)

	12 Months Ended

	Aug. 31, 2021	Aug. 31, 2020
Earned over-achievement bonus expense	3,206	216
Severance	N/A	3,671
Adjusted Operating Income	151,678	141,209
Adjusted Operating Income as a Percentage of Adjusted Sales	4.25%	4.29%

(1)

In order to responsibly manage the illiquidity situation in Trinidad, management added an FX liquidity premium to the price of goods and services sold in Trinidad which was not budgeted. This amount was included in GAAP operating income and has been deducted for incentive compensation over-achievement calculation purposes.

A-2	PriceSmart, Inc. Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

SCAN TO VIEW MATERIALS & VOTE w PRICESMART, INC. 9740 SCRANTON ROAD VOTE BY INTERNET SAN DIEGO, CA 92121-1745 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/PSMT2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D63937-P63315 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PRICESMART, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. Election of Directors ! ! ! Nominees: 01) Sherry S. Bahrambeygui 06) Patricia Márquez 02) Jeffrey Fisher 07) David Price 03) Gordon H. Hanson 08) Robert E. Price 04) Beatriz V. Infante 09) David R. Snyder 05) Leon C. Janks 10) Edgar Zurcher The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To approve, on an advisory basis, the compensation of the Company’s executive officers for fiscal year 2021. ! ! ! 3. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2022. ! ! ! NOTE: The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D63938-P63315 PRICESMART, INC. Annual Meeting of Stockholders February 3, 2022 8:30 AM Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) of PriceSmart, Inc., a Delaware corporation (the “Company”), hereby appoints Sherry S. Bahrambeygui and Michael L. McCleary, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held on Thursday, February 3, 2022 at 8:30 AM Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/PSMT2022, and any adjournment or postponement thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting. This Proxy is solicited on behalf of the Board of Directors of the Company. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the nominees for directors listed in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3. Continued and to be signed on reverse side